     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2001


                                                      REGISTRATION NO. 333-62160

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        EMMIS COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    INDIANA
                        (State or other jurisdiction of
                         incorporation or organization)

                                      4832
                          (Primary Standard Industrial
                          Classification Code Number)

                                   35-1542018
                       (IRS Employer Identification No.)

                            ------------------------
                 ONE EMMIS PLAZA, 7TH FLOOR, 40 MONUMENT CIRCLE
                          INDIANAPOLIS, INDIANA 46204
                                  317-266-0100

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             J. SCOTT ENRIGHT, ESQ.
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                        EMMIS COMMUNICATIONS CORPORATION
                 ONE EMMIS PLAZA, 7TH FLOOR, 40 MONUMENT CIRCLE
                          INDIANAPOLIS, INDIANA 46204
                                  317-266-0100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                             JOHN C. KENNEDY, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                              ALAN W. BECKER, ESQ.
                           BOSE MCKINNEY & EVANS LLP
                         135 NORTH PENNSYLVANIA STREET,
                                   SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                  317-684-5000

                            ------------------------
Approximate date of proposed sale to public:  As soon as practicable after this
                   Registration Statement becomes effective.
                            ------------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS



                   SUBJECT TO COMPLETION, DATED JUNE 21, 2001



                        EMMIS COMMUNICATIONS CORPORATION


   EXCHANGE OFFER FOR ITS $370,000,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011

TERMS OF THE EXCHANGE OFFER:


     - It will expire at 5:00 p.m., New York City time, on           , 2001,
       unless we extend it.


     - If all the conditions to this exchange offer are satisfied, we will exchange all of our 12 1/2% Senior Discount Notes due 2011 issued on March 27, 2001, which we refer to as the old notes, that are validly tendered and not withdrawn for new notes, which we refer to as the exchange notes.

     - You may withdraw your tender of old notes at any time before the expiration of this exchange offer.

     - The exchange notes that we will issue you for your old notes will be substantially identical to your old notes except that, unlike your old notes, the exchange notes will have no transfer restrictions or registration rights.

     - The exchange notes that we will issue you in exchange for your old notes are new securities with no established market for trading.

     BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" COMMENCING ON PAGE 11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                The date of this prospectus is           , 2001.


                            ------------------------

                               TABLE OF CONTENTS

Incorporation of Documents by Reference.....................    i
Cautionary Statement Regarding Forward--Looking
  Statements................................................   ii
Prospectus Summary..........................................    1
Summary Historical and Unaudited Pro Forma Financial Data...    9
Risk Factors................................................   11
Use of Proceeds.............................................   20
Capitalization..............................................   20
Ratio of Earnings to Fixed Charges..........................   21
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................   22
The Exchange Offer..........................................   29
Description of Notes........................................   37
Certain Federal Income Tax Considerations...................   72
Plan of Distribution........................................   76
Legal Matters...............................................   76
Experts.....................................................   76
Where You Can Find More Information.........................   77
Index to Financial Statements...............................  F-1

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference. We incorporate by reference the documents listed below and any other filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering:

     - Our Annual Report on Form 10-K for the fiscal year ended February 28,
       2001.

     - Our Proxy Statement for our 2001 Annual Meeting of Shareholders.

     - Our Current Reports on Form 8-K filed March 12, March 13 and April 12, 2001.

     You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                        Emmis Communications Corporation
                           One Emmis Plaza, 7th Floor
                               40 Monument Circle
                          Indianapolis, Indiana 46204
                           Telephone: (317) 266-0100

     EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

           CAUTIONARY STATEMENT REGARDING FORWARD--LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" and the following:

     - the ability of our stations and magazines to attract and retain advertisers;

     - the level of our capital expenditures and whether our programming and other expenses continue to increase or increase at a rate faster than expected;

     - whether any pending transactions are completed on the terms and at the times set forth, if at all;

     - financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate;

     - the ability of our stations to attract programming and our magazines to attract writers and photographers;

     - uncertainty as to the ability of our stations to increase or sustain audience share for their programs and our magazines to increase or sustain subscriber demand;

     - risks and uncertainties inherent in the radio and television broadcasting and magazine publishing businesses;

     - material adverse changes in economic conditions in the markets of our company;

     - future regulatory actions and conditions in the operating areas of our company; and

     - competition from other media and the impact of significant competition for advertising revenues from other media.

     The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     In this prospectus, "we," "us," "our," the "company" and "Emmis" refer to Emmis Communications Corporation and its subsidiaries, unless it is clear from the context that we mean only Emmis Communications Corporation. The following summary highlights basic information about Emmis and this exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and the exchange offer, you should read this entire document, including "Risk Factors," and the documents incorporated by reference. The term "old notes" refers to the 12 1/2% Senior Discount Notes due 2011 issued in a private offering on March 27, 2001. The term "exchange notes" refers to the 12 1/2% Senior Discount Notes due 2011 offered with this prospectus. The term "notes" refers to the old notes and the exchange notes, collectively. Some of the statements in this "Prospectus Summary" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements.

                                 THE OLD NOTES

     On March 27, 2001, we issued the old notes in an offering exempt from registration under the Securities Act by Emmis Escrow Corporation, one of our wholly-owned indirect subsidiaries. In connection with a merger of Emmis Escrow Corporation and Emmis Escrow Holding Corporation into us, we assumed all of the obligations of Emmis Escrow Corporation under the old notes, the indenture relating to the old notes and the registration rights agreement relating to the old notes. We used a portion of the proceeds of the issuance and sale of the old notes to fund the acquisition of broadcasting properties from Hearst-Argyle Television, Inc. and acquisition-related expenses. See " -- Recent
Developments -- Recent Transactions -- Hearst-Argyle Acquisition" for more information regarding this acquisition. We used the remainder of those proceeds to repay outstanding indebtedness under our credit facility.

                       THE REGISTRATION RIGHTS AGREEMENT

     Under the registration rights agreement, we are obliged to, among other things, deliver to you this prospectus and complete the exchange offer. This exchange offer allows you to exchange your old notes for registered notes with substantially identical terms. If the exchange offer is not completed on or
prior to           , 2001, we will be required to pay liquidated damages at an initial rate of $0.05 per week per $1,000 accreted value or principal amount of the notes until, among other things, the completion of the exchange offer. You should read the registration rights agreement in its entirety for more information.

                                  THE COMPANY

     Emmis is a leading media company with radio broadcasting, television broadcasting and magazine publishing operations. We conduct substantially all of our business operations through our wholly-owned subsidiary, Emmis Operating Company, and its subsidiaries. We operate the sixth largest publicly traded radio portfolio in the United States based on total listeners. Approximately
10.8 million listeners tune in to our 23 radio stations each week. We operate 20 FM and 3 AM stations located primarily in the nation's top 20 radio markets. In the three largest U.S. radio markets, New York, Los Angeles and Chicago, we have developed top performing radio stations that rank in the top ten in terms of primary demographic target audience share according to the Fall 2000 Arbitron Survey. We have also developed strong market positions in Denver, Phoenix, St. Louis, and Indianapolis by clustering our radio stations for demographic audience share.

     The combination of our large market radio presence, the diversity of our station formats and our advertising, sales and programming expertise has allowed us to achieve same-station revenue growth rates in excess of industry-wide growth for recent years. In addition to our strong internal growth, we have demonstrated our ability to selectively acquire underdeveloped properties in desirable markets and create value by improving their ratings, revenues and cash flow through focused marketing and innovative programming techniques.

     We own and operate 15 television stations in the United States, reaching approximately 6.1 million television households nationally. We believe that broadcast television has been and will continue to be the most effective way for advertisers to reach mass audiences in local markets. The television stations we operate serve geographically diverse, mid-sized markets in the U.S. and have a variety of television network affiliations, including five with CBS, five with Fox, three with NBC, one with ABC and one with WB. We have demonstrated our ability to create value in our television stations by acquiring underperforming television assets and employing strategies similar to those that have proven successful with our radio properties, including focused marketing and sales efforts and innovative programming techniques.

     In addition to our radio and television broadcasting properties, we publish eight award-winning city, regional and specialty magazines. Our publications have received a number of industry awards for editorial excellence. Our magazine portfolio includes Texas Monthly, Los Angeles, Atlanta, Indianapolis Monthly, Cincinnati Magazine, Country Sampler, Country Marketplace and Wildlife Journal.

     We also operate news and agriculture radio networks in Indiana and own majority interests in a national radio station in Hungary and two radio stations in Buenos Aires, Argentina, including the top ranked stations in each of those markets. In our efforts to enhance the advertiser appeal of our mediums and increase our listening, viewing and reading audiences, we are continually pursuing opportunities to develop complementary products and services using emerging technologies. As part of these efforts, we have led the formation of the Local Media Internet Venture, a consortium of radio broadcasters formed to bring the benefits of scale in technology and content development to a local station's on-line presence.

                               BUSINESS STRATEGY

     We are committed to maintaining our leadership position in broadcasting, enhancing the performance of our broadcast properties, and distinguishing ourselves through the quality of our operations generally. Our strategy has the following principal components:

     - develop innovative programming for our radio and television stations based on local market research and audience preferences;

     - emphasize a focused sales and marketing strategy based on advertiser demand and our programming compared to the competitive formats within each market;

     - develop strong local station identities for our television stations allowing viewers and advertisers to identify with the station while building the station's franchise value;

     - pursue strategic acquisitions in desirable markets and enhance their cash flow; and

     - encourage an entrepreneurial management approach that empowers and rewards all employees based on performance and promotes equity ownership in Emmis.

                              RECENT DEVELOPMENTS

RECENT TRANSACTIONS

     As part of our business strategy, we recently have acquired, or entered into agreements to acquire, a number of radio and television stations. The following is a summary of these transactions.

     HEARST-ARGYLE ACQUISITION. On June 5, 2000, we entered into an agreement with Hearst-Argyle Television, Inc. to manage and ultimately acquire one FM and two AM radio stations in Phoenix, Arizona. In August 2000, we began programming and selling advertising on those stations under a time brokerage agreement. The transaction closed on March 28, 2001, at which time we received title to the three radio stations in exchange for WMUR-TV in Manchester, New Hampshire, acquired by us solely for purposes of completing this transaction. The total purchase price was $160.0 million, including a $20.0 million cash deposit made by us in June 2000. The Phoenix market, the nation's 14th largest radio market for calendar year 2000 based on revenue, is the fastest growing major market in the United States, and complements our large market station portfolio. We financed this acquisition with a portion of the proceeds from the sale of the old notes, available cash and borrowings under our credit facility.

     AMFM ACQUISITION. On August 24, 2000, we acquired two radio stations, one FM station in Phoenix, Arizona and one FM station in Denver, Colorado, from a subsidiary of AMFM, Inc., which is the predecessor to Clear Channel Communications, Inc., for approximately $108.0 million. The purchase of these assets allowed us to continue to develop a strong cluster in the Phoenix market and provided us with our first station in Denver. We financed this acquisition with borrowings under our credit facility.

     LEE ENTERPRISES ACQUISITION. On October 2, 2000, we expanded our television holdings with the purchase of eight network television stations from Lee Enterprises, Inc. for approximately $559.5 million in cash. The Lee purchase added four CBS-affiliated stations located in Albuquerque, New Mexico, Honolulu, Hawaii, Omaha, Nebraska and Portland Oregon; three NBC-affiliated stations located in Charleston/Huntington, West Virginia, Topeka, Kansas and Wichita, Kansas and one ABC-affiliated station located in Tucson, Arizona. We believe that significant revenue growth and margin enhancement opportunities exist in the newly acquired Lee stations. In addition, we believe that the acquisition of the Lee properties gives us the critical mass in television needed to realize economies of scale and achieve geographic and network diversification. We financed this acquisition with borrowings under our credit facility.

     SINCLAIR ACQUISITION. On October 6, 2000, we purchased five FM radio stations and one AM radio station in St. Louis from Sinclair Broadcast Group, Inc. for $220.0 million in cash. At the same time, we exchanged three of these stations plus one of our own existing St. Louis stations for Bonneville International Corporation's KZLA-FM radio station in Los Angeles. The swap increased our presence in Los Angeles and left us with a strong cluster of rock oriented stations in St. Louis, the 18th largest radio market for calendar year 2000 based on revenue. We financed this acquisition with borrowings under our credit facility.

     SALEM ACQUISITION. On January 17, 2001, we acquired one FM radio station in Denver, Colorado from Salem Communications Corporation for $98.8 million in cash. The Denver station strengthened our presence in Denver, the 15th largest radio market for calendar year 2000 based on revenue. We financed this acquisition with borrowings under our credit facility.

     INDIANAPOLIS DISPOSITIONS. In January 2001, we entered into an agreement to sell one AM radio station and the intellectual property rights of one FM radio station, both of which are in Indianapolis, Indiana, to Radio One, Inc. The sale of the intellectual property of the FM station occurred on February 15, 2001 and the AM sale occurred on April 25, 2001. We continue to own and operate the FM station, which is now WYXB-FM, a soft rock format.

NEW CREDIT FACILITY


     On December 29, 2000, we amended and restated our credit facility. On March 27, 2001, we amended some provisions of this new credit facility to enable Emmis Escrow Corporation to issue the old notes and to revise some of our financial covenants. On April 23, 2001, we amended some additional provisions of this new credit facility to permit the corporate reorganization in which we became a holding company and assumed the obligations of Emmis Escrow Corporation under the old notes, the indenture relating to the old notes and the registration
rights agreement relating to the old notes. On June   , 2001, we used a portion
of the proceeds from the offering of the old notes to repay some of the outstanding indebtedness under our credit facility. As a result, our credit facility now provides availability of an aggregate of $1,307.0 billion in loans, which includes a $320.0 million senior secured revolving credit facility with a final maturity date of February 28, 2009, a $398.5 million term loan with a final maturity date of February 28, 2009, and a $588.5 million term loan with a final maturity date of August 31, 2009.

It also includes a provision allowing Emmis to increase the commitment by $500.0 million under circumstances described in the credit facility.

REORGANIZATION


     On June   , 2001, we transferred all of our assets and liabilities,
including our credit facility and our outstanding senior subordinated notes, to Emmis Operating Company, a newly formed wholly-owned subsidiary. As a result, we are a holding company that conducts substantially all of our business operations through Emmis Operating Company and its subsidiaries. Immediately following the asset transfer, Emmis Escrow Corporation and Emmis Escrow Holding Corporation were merged with and into us.


                         PRE-REORGANIZATION AND MERGER

                                    [CHART]

                         POST-REORGANIZATION AND MERGER

                                    [CHART]
                            ------------------------

  Our principal executive office is located at One Emmis Plaza, 7th Floor, 40
                                Monument Circle,
      Indianapolis, Indiana 46204. Our telephone number is (317) 266-0100.

                         SUMMARY OF THE EXCHANGE OFFER

     We are offering to exchange $370,000,000 aggregate principal amount at maturity of our exchange notes for a like aggregate principal amount at maturity of our old notes. In order to exchange your old notes, you must properly tender them, and we must accept your tender. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Exchange Offer.............  We will issue our exchange notes in exchange for a like aggregate principal amount at maturity of our old notes.

Expiration Date............  This exchange offer will expire at 5:00 p.m., New
                             York City time, on           , 2001, unless we
                             decide to extend it.

Conditions to the Exchange
  Offer....................  We will complete this exchange offer only if:

                                  - There is no litigation or threatened
                                    litigation that would impair our ability to proceed with this exchange offer,

                                  - There is no change in the laws and
                                    regulations which would impair our ability to proceed with this exchange offer,

                                  - There is no change in the current
                                    interpretation of the staff of the
                                    Commission which permits resales of the
                                    exchange notes,

                                  - There is no stop order issued by the
                                    Commission which would suspend the
                                    effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939, and

                                  - We obtain all governmental approvals we deem
                                    necessary to complete this exchange offer.

                             Please refer to the section in this prospectus entitled "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
Old Notes..................  To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your old notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of Nova Scotia Trust Company of New York, as exchange agent, at its address indicated under "The Exchange Offer -- Exchange Agent." In the alternative, you can tender your old notes by book-entry delivery following the procedures described in this prospectus. If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your old notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
Procedures.................  If you wish to tender your old notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer -- Procedures for Tendering Old
                             Notes -- Guaranteed Delivery Procedure."

Withdrawal Rights..........  You may withdraw the tender of your old notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under the "The Exchange Offer -- Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all old notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any old note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your old notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of Exchange Notes."

Federal Income Tax
  Considerations Relating
  to the Exchange Offer....  Exchanging your old notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled "Certain Federal Income Tax Considerations."

Exchange Agent.............  The Bank of Nova Scotia Trust Company of New York
                             is serving as exchange agent in the exchange offer.

Fees and Expenses..........  We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer -- Fees and Expenses."

Use of Proceeds............  We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy some of our obligations under our registration rights agreement.

Consequences to Holders who
do not Participate in the
  Exchange Offer...........  If you do not participate in this exchange offer:

                                  - You will not necessarily be able to require
                                    us to register your old notes under the
                                    Securities Act,

                                  - You will not be able to resell, offer to
                                    resell or otherwise transfer your old notes unless that resale or transfer is registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

                                  - The trading market for your old notes will
                                    become more limited to the extent other
                                    holders of old notes participate in the
                                    exchange offer.

                             Please refer to the section in this exchange offer entitled "Risk Factors -- Risks Relating to the Exchange Offer -- Your failure to participate in the exchange offer will have adverse consequences."

Resales....................  It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to some conditions. See "Risk Factors -- Risks Relating to the Exchange Offer -- Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer.....................  Emmis Communications Corporation is the obligor under the old notes and will be the issuer of the exchange notes.

Exchange Notes.............  $370 million in aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2011. The forms and terms of the exchange notes are the same as the form and terms of the old notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the old notes, and both the old notes and the exchange notes will be governed by the same indenture.

Maturity Date..............  March 15, 2011.

Interest...................  On or prior to March 15, 2006, interest will accrete on the exchange notes. Thereafter, interest on the stated amount at maturity will accrue at the rate of 12 1/2% per year, payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing September 15, 2006.

Optional Redemption........  We can redeem the exchange notes, in whole or in part, on or after March 15, 2006, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. In addition, before March 15, 2004, we can redeem up to 35% of the exchange notes at 112 1/2% of the accreted value with the net cash proceeds from specified equity offerings. See "Description of Notes -- Optional Redemption." We may also redeem the exchange notes in whole or in part prior to March 15, 2006 at their accreted value plus a make-whole premium.

Ranking....................  The exchange notes will be general unsecured obligations of Emmis. The exchange notes will rank equally with all of our other existing and future senior indebtedness and senior in right of payment to existing and future subordinated indebtedness. The exchange notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries (including our credit facility and the outstanding senior subordinated notes). As of February 28, 2001, after giving pro forma effect to the offering of the old notes, the application of proceeds from that offering, the Hearst-Argyle acquisition and our reorganization, our subsidiaries would have had $1,290.2 million of outstanding indebtedness that is structurally senior in right of payment to the notes.

Change of Control..........  Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of your exchange notes. Prior to March 15, 2006, the purchase price will be 101% of the accreted value of the exchange notes. On or after March 15, 2006, the purchase price will be 101% of the outstanding principal amount of the exchange notes plus any accrued and unpaid interest on them. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control." Our ability to complete the change of control repurchase may be limited by the terms of our credit facility or our other indebtedness, including our senior subordinated notes.

Restrictive Covenants......  The indenture contains covenants that, among other things, limit our ability and the ability of most of our direct and indirect subsidiaries to:

                                  - pay or permit payment of some dividends on,
                                    redeem or repurchase its capital stock;

                                  - make some investments;

                                  - incur additional indebtedness;

                                  - allow the imposition of dividend
                                    restrictions on some subsidiaries;

                                  - sell assets;

                                  - guarantee indebtedness;

                                  - issue capital stock;

                                  - create some liens;

                                  - engage in some transactions with affiliates;
                                    and

                                  - consolidate or merge or sell all or
                                    substantially all our assets and the assets of our subsidiaries.

                             All of these limitations are subject to important exceptions and qualifications described under "Description of Notes -- Certain Covenants."

Absence of a Public Market
for the Exchange Notes.....  The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. See "Risk Factors -- Risks Relating to the Exchange
                             Notes -- There may be no active or liquid market for the exchange notes."

Form of the Exchange
Notes......................  The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of Nova Scotia Trust Company of New York, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled "Description of Notes -- Book Entry, Delivery and Form -- Exchange of Book Entry Notes for Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following sets forth summary historical financial data derived from our consolidated financial statements incorporated by reference in this prospectus and summary unaudited pro forma financial data derived from the unaudited pro forma combined condensed financial data included elsewhere in this prospectus. The unaudited pro forma combined condensed financial data presented below reflect adjustments to our condensed consolidated historical financial data to give effect to the transactions described in the Notes to Unaudited Pro Forma Combined Condensed Financial Statements -- "Basis of Presentation."

     The summary unaudited pro forma financial data does not purport to present the actual results of operations of Emmis had the transactions and events assumed therein in fact occurred, on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data are based on certain assumptions and adjustments described in the notes to the unaudited pro forma combined condensed financial data and should be read in conjunction with these notes. The pro forma data presented below should also be read in conjunction with, and are qualified in their entirety by reference to our audited consolidated financial statements for the year ended February 28, 2001 and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our annual report on Form 10-K for the year ended February 28, 2001, which is incorporated in this prospectus by reference.


                                                                  FISCAL YEAR ENDED
                                                                  FEBRUARY 28, 2001
                                                              --------------------------
                                                               HISTORICAL     PRO FORMA
                                                              ------------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenues..............................................    $470,618      $ 573,100
  Operating expenses........................................     296,405        361,867
  International business development expenses...............       1,553          1,553
  Corporate expenses........................................      16,048         17,083
  Depreciation and amortization.............................      74,018        103,009
  Non-cash compensation.....................................       5,400          5,400
  Corporate restructuring fees and other....................       4,057          4,057
  Time brokerage agreement fees.............................       7,344             --
                                                                --------      ---------
  Operating income..........................................      65,793         80,131
  Interest expense..........................................     (72,444)      (136,278)
  Other income, net(1)......................................      38,037         38,006
                                                                --------      ---------
  Income (loss) before income taxes.........................      31,386        (18,141)
  Tax provision (benefit)...................................      17,650           (475)
                                                                --------      ---------
  Net income (loss).........................................    $ 13,736      $ (17,666)
     Less: preferred stock dividends........................       8,984          8,984
                                                                --------      ---------
     Net income (loss) available to common shareholders.....       4,752        (26,650)
                                                                ========      =========
  Basic net income (loss) per share.........................    $   0.10      $   (0.57)
                                                                ========      =========
  Diluted net income (loss) per share.......................    $   0.10      $   (0.57)
                                                                ========      =========
  Basic (weighted average shares outstanding)...............      46,869         46,869
                                                                ========      =========
  Diluted (weighted average shares outstanding)(2)..........      47,940         46,869
                                                                ========      =========
  Broadcast cash flow(3)....................................    $174,213      $ 211,233
  EBITDA(4).................................................    $156,612      $ 192,597

                                                                       AS OF
                                                                 FEBRUARY 28, 2001
                                                              -----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA
  Working capital...........................................  $   97,955   $   56,355
  Intangible assets, net....................................   1,981,097    2,133,097
  Total assets..............................................   2,506,872    2,616,472
  Total debt, including current maturities..................   1,397,871    1,507,471
  Total shareholders' equity................................     807,471      807,471

---------------
(1) See Management's Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on Form 10-K for the fiscal year ended February 28, 2001, incorporated by reference to this prospectus, for a description of the components of other income in the year ended February 28, 2001.

(2) Due to net loss, weighted average common shares outstanding for diluted net loss per share is the same as weighted average common shares outstanding for basic net loss per share for the pro forma results.

(3) We evaluate performance of our operating entities based on broadcast cash flow, referred to as BCF. Management believes that BCF is useful because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations. BCF is generally recognized by the broadcast industry as a measure of performance and is used by analysts who report on the performance of broadcasting groups. BCF does not take into account our debt service requirements and other commitments and, accordingly, BCF is not necessarily indicative of amounts that may be available for dividends, reinvestment in our business or other discretionary uses. BCF is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, BCF is not a standardized measure and may be calculated in a number of ways. We define BCF as revenues net of operating expenses.

(4) EBITDA is defined as broadcast cash flow less corporate and international business development expenses. EBITDA does not take into account our debt service requirements and other commitments and, accordingly, it is not necessarily indicative of amounts that may be available for dividends, reinvestment in our business or other discretionary uses. EBITDA is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways.

                                  RISK FACTORS

     An investment in the exchange notes involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in this prospectus and, in particular, the following factors. Some statements in "Risk Factors" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

                         RISKS RELATING TO OUR COMPANY

A DECREASE IN OUR MARKET RATINGS OR MARKET SHARE OR DECREASED SPENDING BY ADVERTISERS CAN ADVERSELY AFFECT OUR ADVERTISING REVENUE.

     In the competitive broadcasting industry, the success of each of our radio and television stations is primarily dependent upon its share of the overall advertising revenue within its market. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can maintain or increase its current audience ratings or market share, or that advertisers will not decrease the amount they spend on advertising.

     Our advertising revenue will suffer if any of our stations cannot maintain its audience ratings or market share. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Our stations also compete for audiences and advertising revenues directly with other radio and television stations, and some of the owners of those competing stations have greater resources than we do. In addition, our stations also compete with other media such as cable television, newspapers, magazines, direct mail, compact discs, music videos, the Internet and outdoor advertising.

     Additionally, we believe that advertising is a discretionary business expense, meaning that spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a recession or downturn in the United States economy or the economy of an individual geographic market in which we own or operate stations would likely adversely affect our advertising revenue and, therefore, our results of operations. For example, an economic downturn in New York, where our radio stations accounted for approximately 18% of our net revenue for the year ended February 28, 2001 would have a significant impact on our company.

     Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector's spending represents a significant portion of our advertising revenues, any reduction in its expenditures may affect our revenue. For example, Internet-related companies which had been spending great amounts on advertising in the past few years have significantly reduced their advertising efforts recently, which negatively impacted our operating results for the fourth quarter ended February 28, 2001.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We have a significant amount of indebtedness. As of February 28, 2001, after giving pro forma effect to the offering of the old notes, the application of proceeds from that offering, the Hearst-Argyle acquisition and our reorganization, our total indebtedness would have been approximately $1,507.5 million, and our shareholders' equity would have been approximately $805.3 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our new credit facility and our other debt instruments, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default, which if not cured or waived, could have a material adverse effect on our businesses.

     In addition, at February 28, 2001, approximately 79% of our total assets consisted of intangible assets, such as broadcast licenses, goodwill, subscription lists and similar assets, the value of which depends significantly upon the continued operation of our businesses. As a consequence, in the event of a default or any other event which results in a liquidation of our assets to pay our indebtedness, the proceeds could be insufficient to repay our outstanding indebtedness.

THE TERMS OF OUR EXISTING INDEBTEDNESS AND THE EXISTING INDEBTEDNESS OF OUR DIRECT AND INDIRECT SUBSIDIARIES MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES IN MARKET CONDITIONS OR TO TAKE SOME ACTIONS.

     Our credit facility, the indenture for the notes and the indenture for Emmis Operating Company's senior subordinated notes impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit or prohibit, among other things, our ability (and the ability of our subsidiaries) to incur additional indebtedness or preferred stock, incur liens, pay dividends, enter into asset sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets, or make certain other payments or investments.

     These restrictions could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways. These restrictions could adversely affect our ability to finance our future operations or capital needs.

TO SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance the notes or our other indebtedness, to pay dividends on or redeem our preferred stock and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and operating improvements, we believe our cash flow from operations, available cash, access to capital markets and our borrowing capability will be adequate to meet our future liquidity needs for at least the next few years. Our businesses might not generate sufficient cash flow from operations. Currently anticipated operating improvements might not be realized on schedule. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. Furthermore, the broadcasting and publishing industries are cyclical, and our cash flow from operations may fluctuate greatly from quarter to quarter and year to year.

TO CONTINUE TO GROW OUR BUSINESS THROUGH ACQUISITIONS, WE WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL.

     The continued development, growth and operation of our businesses will require substantial capital. In particular, our acquisition strategy will require large amounts of capital to increase our market presence and to finance our acquisition of new stations and publications. We intend to fund these requirements with cash generated from operations, borrowings under our credit facility, and proceeds from future issuances of debt and equity (both public and private). We might not have sufficient resources available to meet our expected requirements and obligations. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we can not obtain financing on acceptable terms when needed, our operations and financial condition and results could be adversely impacted.

IF OUR STRATEGY TO GROW THROUGH ACQUISITION IS LIMITED BY COMPETITION FOR SUITABLE PROPERTIES OR OTHER FACTORS WE CANNOT CONTROL, IT COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

     We intend to selectively pursue acquisitions of radio and television stations and publishing properties in order to grow. To be successful with this strategy, we must be effective at quickly evaluating markets, obtaining financing to buy stations and publishing properties on satisfactory terms and obtaining the necessary regulatory approvals, including approvals of the FCC and the Department of Justice. We also must accomplish these tasks at reasonable costs. The radio industry, in particular, has been a rapidly consolidating industry, but, in general, we compete with many other buyers for radio and television stations as well as publishing properties. These other buyers may be larger and have more resources. We cannot predict whether we will be successful in buying stations or publishing property, or whether we will be successful with any station or publishing property we acquire. Our strategy is generally to buy underperforming properties and use our experience to improve their performance. Thus, the benefits resulting from the properties we buy may not manifest themselves immediately, and we may need to pay large initial costs for these improvements.

WE MAY NOT BE ABLE TO INTEGRATE ACQUIRED STATIONS SUCCESSFULLY, WHICH COULD AFFECT OUR FINANCIAL PERFORMANCE.

     Our ability to implement our growth strategy depends, in part, on our success in integrating newly acquired stations into our operations. This may impose significant strains on our management and financial resources. The pursuit and integration of new stations will require substantial attention from our management, and will limit the amount of time they can devote to other important matters. Successful integration of these stations will depend primarily on our ability to manage our combined operations. We might not be able to successfully integrate newly acquired stations into our business plan. If we fail to do so, if we fail to manage our growth or if we encounter unexpected difficulties during expansion, it could have a negative impact on the performance of our newly acquired stations as well as on our company as a whole.

ONE SHAREHOLDER CONTROLS A MAJORITY OF THE VOTING POWER OF THE COMMON STOCK, AND HIS INTEREST MAY CONFLICT WITH YOURS.

     As of April 30, 2001, our Chairman, Chief Executive Officer and President, Jeffrey H. Smulyan, held shares representing approximately 59% of the outstanding combined voting power of all classes of our existing common stock. He, therefore, holds a majority of the outstanding combined voting power of all classes of our common stock. Accordingly, Mr. Smulyan is able to and will continue to be able to, control the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of the directors.

OUR NEED TO COMPLY WITH COMPREHENSIVE, COMPLEX AND SOMETIMES UNPREDICTABLE FEDERAL REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESSES.

     We are dependent on licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

     - assigning frequency bands for broadcasting;

     - determining the particular frequencies, locations and operating power of stations;

     - issuing, renewing, revoking and modifying station licenses;

     - determining whether to approve changes in ownership or control of station licenses;

     - regulating equipment used by stations; and

     - adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.

     The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that any of our United States stations' licenses will be renewed at their expiration date. Even if our licenses are renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses.

     The FCC regulations and policies also affect our growth strategy because the FCC has specific regulations and policies about the number of stations, including radio and television stations, and daily newspapers that an entity may own in any area. As a result of these rules, we may not be able to acquire more properties in some markets or on the other hand, we may have to sell some of our properties in a particular market. For example, as a result of the Lee Enterprises acquisition, we own more television stations in Hawaii than is permitted. Although we currently have a waiver from the FCC that allows us to continue to operate our stations, we are required to sell one of our television stations in Hawaii or to obtain a new waiver from the FCC in Fall 2001.

     In addition, we may face increased FCC scrutiny and additional regulatory burdens if our significant shareholder, Mr. Smulyan, is deemed to no longer control us. Mr. Smulyan's voting power could in the future be diluted. If that were to occur, we may need to seek prior FCC approval for a change of control that may be deemed to occur under FCC regulations once a significant shareholder ceases to control 50% of the combined voting power of a broadcasting company and we may need to seek additional approvals from the FCC prior to any further reduction in Mr. Smulyan's voting power.

     Under prior FCC policy, because Mr. Smulyan controls a majority of the voting power of our common stock, the media holdings of our minority shareholders were generally not attributed to us. However, under a recent change in that policy, notwithstanding Mr. Smulyan's majority control, the media interests of minority shareholders holding voting interests of 5% or more (20% or more in the case of certain categories of institutional investors) acquired after December 13, 2000, will be attributed to us. Moreover, if Mr. Smulyan's voting power falls below 50%, minority interests held prior to the above date, which are presently "grandfathered," would lose their protected status. This could materially and adversely affect our business as a result of the increased cost of regulatory compliance and monitoring activities, the increased obstacles to our acquisition strategy or the mandatory divestment of our properties that could be required.

     FCC regulations also limit the ability of non-U.S. persons to own our capital stock and to participate in our affairs, which could limit our ability to raise equity. Our articles of incorporation contain provisions which place restrictions on the ownership, voting and transfer of our capital stock in accordance with the law.

     Finally, a number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

ANY CHANGES IN CURRENT FCC OWNERSHIP REGULATIONS MAY NEGATIVELY IMPACT OUR ABILITY TO COMPETE OR OTHERWISE HARM OUR BUSINESS OPERATIONS.

     Current FCC regulations limit the number of television stations that can be owned nationwide by an entity or affiliated group. This national television ownership "cap" is under challenge in federal court, and the Chairman of the FCC has suggested that the cap should also be reviewed by the agency. If the national ownership limit is liberalized or abolished, television operators that are currently at the limit (including the CBS and Fox networks) will be able to acquire additional stations, which may give them a competitive advantage over us. In addition, the networks' ability to acquire additional stations could give them "leverage" over their affiliates on issues such as compensation and program clearance, in part because of the risk that a network facing an uncooperative affiliate could acquire a station in the market and terminate its agreement with that affiliate.

     FCC rules also prohibit ownership of a daily newspaper in combination with a television or radio station in the same market. The FCC has indicated that it plans to initiate a proceeding looking toward elimination or liberalization of these rules. If common ownership of a newspaper and one or more TV or radio stations in the same market is permitted, entities that own such facilities in combination may have a competitive advantage over us because they can offer advertisers "packages" that include both print and broadcast advertisements.

WE MAY NOT REMAIN COMPETITIVE IF WE DO NOT RESPOND TO THE RAPID CHANGES IN TECHNOLOGY, STANDARDS AND SERVICES THAT CHARACTERIZE THE RADIO, TELEVISION AND PUBLISHING INDUSTRIES.

     Advances in technology may increase competition for household audiences and advertisers, and we may be unable to compete for advertising revenue. For example, the video compression techniques now under development for use with current cable television channels or direct broadcast satellites that do not carry local television signals are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that technological changes will have on the radio or television broadcast industry or publishing industry or the future results of our operations.

IF WE ARE NOT ABLE TO OBTAIN REGULATORY APPROVAL FOR OUR ACQUISITIONS, OUR FUTURE GROWTH MAY BE IMPAIRED.

     Although an important part of our growth strategy is the acquisition of additional radio and television stations, we may not be able to complete all the acquisitions that we agree to make. Station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. Also, the FCC sometimes undertakes review of transactions to determine whether they would result in excessive concentration, even where the transaction complies with the numerical ownership limits. Specifically, the staff has had a policy of "flagging" for closer scrutiny the anticompetitive impact of any transactions that will put one owner in a position to earn 50% or more of the market's radio advertising revenues or will result in the two largest owners receiving 70% or more of those revenues. This particular "flagging" policy is currently being reviewed and may be discontinued or modified.

     Additionally, since the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more involved in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

OUR BUSINESS STRATEGY AND OUR ABILITY TO OPERATE PROFITABLY DEPENDS ON THE CONTINUED SERVICES OF OUR KEY EMPLOYEES, THE LOSS OF WHOM WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Their managerial, technical and other services would be difficult to replace and if we lose the services of one or more of our executive officers or key personnel, or if one of them decides to join a competitor or otherwise compete directly or indirectly against us, our business could be seriously harmed.

     Our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. These individuals may not remain with our radio stations and may not retain their audiences.

OUR CURRENT AND FUTURE OPERATIONS ARE SUBJECT TO CERTAIN RISKS THAT ARE UNIQUE TO OPERATING IN A FOREIGN COUNTRY.

     We currently own a 59.5% interest in a national radio station in Hungary and a 75% interest in a company with two radio stations in Argentina and, therefore, we are exposed to risks inherent in international business operations. We intend to continue to pursue opportunities to buy additional broadcasting properties in Argentina and other foreign countries. The risks of doing business in foreign countries include the following:

     - changing regulatory or taxation policies;

     - currency exchange risks;

     - changes in diplomatic relations or hostility from local populations;

     - seizure of our property by the government, or restrictions on our ability to transfer our property or earnings out of the foreign country; and

     - potential instability of foreign governments, which might result in losses against which we are not insured.

PROGRAMMING COSTS MAY NEGATIVELY IMPACT OUR OPERATING RESULTS.

     One of our most significant operating cost components is television programming. We may be exposed in the future to increased programming costs which may adversely affect our operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

OUR TELEVISION STATIONS DEPEND ON AFFILIATIONS WITH MAJOR NETWORKS WHICH MAY BE CANCELED OR REVOKED BY THE NETWORKS.

     All of our television stations are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement without giving the station enough advance notice to implement a contingency plan. The affiliation agreements may not remain in place, and the networks may not continue to provide programming to affiliates on the same basis that currently exists. The non-renewal or termination of affiliations with any network could have a material adverse effect on our operations.

THE SUCCESS OF OUR TELEVISION STATIONS DEPENDS ON THE SUCCESS OF THE NETWORK EACH STATION CARRIES.

     The ratings of each of the television networks, which is based in large part on their programming, vary from year to year, and this variation can significantly impact a station's revenues. The future success of any network or its programming is unpredictable.

THE PLANNED INDUSTRY CONVERSION TO DIGITAL TELEVISION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS.

     All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, although the FCC may extend these dates. Currently, only four of our stations, KOIN-TV, WKCF-TV, WFTX-TV and WALA-TV, broadcast in digital format. While we timely filed all necessary digital television construction permit applications with the FCC, we do not believe that all of our stations will start broadcasting in digital format by the May 2002 deadline. We currently cannot predict the implications of our stations' failure to do so. We also cannot determine definitively how the conversion will affect our business.

     - It will be expensive to convert from the current analog format to digital format.

     - The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

     - The FCC generally has made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

     - In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

     - While the FCC ruled that cable companies are required to carry the signals of digital-only television stations, the agency has tentatively concluded, subject to additional inquiry, that cable companies should not be required to carry both the analog and digital signals of stations during the transition period when stations will be broadcasting in both modes. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could negatively impact our stations.

THE NEW FEDERAL SATELLITE TELEVISION LEGISLATION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS.

     The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues. This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry our competitors' stations in our markets, but not carry our stations, which could adversely affect our station's audience share and revenues.

                      RISKS RELATING TO THE EXCHANGE NOTES

WE ARE A HOLDING COMPANY. THE EXCHANGE NOTES ARE SUBORDINATED TO THE CLAIMS OF OUR DIRECT AND INDIRECT SUBSIDIARIES, AND OUR ONLY MATERIAL SOURCE OF CASH IS AND WILL BE DISTRIBUTIONS FROM OUR SUBSIDIARIES.

     We are a holding company with no material business operations of our own. Our most significant asset is the capital stock of our subsidiaries. We conduct virtually all of our business operations through those subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or redeem the exchange notes or our other indebtedness is dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by those subsidiaries. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions to us, and applicable state law and contractual restrictions might not permit dividends or distributions in the future. Our subsidiaries have not guaranteed the exchange notes and have no legal obligation to make payments on the exchange notes or make funds available for those payments, whether by dividends, loans or other payments. Indebtedness under the credit facility and senior subordinated notes of our principal operating subsidiary limit or prohibit the payment of dividends or other distributions to us. Accordingly, after March 15, 2006, we may not be able to pay cash interest on the exchange notes.

     In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the exchange notes will be effectively subordinated to the claims of the creditors of those direct and indirect subsidiaries, including trade creditors and holders of indebtedness of those subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the exchange notes upon an acceleration of the maturity of the notes. As of February 28, 2001, after giving pro forma effect to the offering of the old notes, the application of proceeds from that offering, the Hearst-Argyle acquisition and our reorganization, the notes would have been effectively subordinated to approximately $1,290.2 million of indebtedness of our direct and indirect subsidiaries.

WE ARE PERMITTED TO REDEEM THE EXCHANGE NOTES UNDER CERTAIN CIRCUMSTANCES.

     At our option, prior to March 15, 2004 we are permitted to redeem up to 35% of the aggregate principal amount of the notes with the proceeds of equity offerings. At our option, prior to March 15, 2006, we are also permitted to redeem all or part of the notes at a redemption price equal to 100% of the accreted value of the notes plus a make-whole premium. At our option, after March 15, 2006, we are permitted to redeem all or part of the notes at the prices set forth in this prospectus. For more information regarding these redemption provisions, please read the section of this prospectus entitled "Description of Notes -- Optional Redemption." You should assume that we will exercise these rights if it is in our interest to do so.

WE MAY NOT BE ABLE TO FULFILL OUR REPURCHASE OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL.

     If events occur that constitute a change of control for purposes of the notes, the holders of the notes may require us to purchase up to all of the notes then outstanding. The purchase price of the notes would be 101% of the aggregate principal amount or accreted value plus accrued and unpaid interest. For more information regarding the change of control provisions in the notes, see "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

     If a change of control occurs for purposes of the notes as well as the senior subordinated notes, prior to repurchasing any notes, we would be required to offer to repurchase up to all of our outstanding senior subordinated notes. Furthermore, the terms of our credit facility would not permit us to make any payments to repurchase the notes. In any event, we may not be able to obtain sufficient funds to make all required repurchases.

     In the event of a change of control under the indenture governing the notes, we may not be able to obtain, through distributions from our direct and indirect subsidiaries, sufficient funds to make the required purchases.

THERE MAY BE NO ACTIVE OR LIQUID MARKET FOR THE EXCHANGE NOTES.

     The exchange notes are new securities with no established market for them. A market for the exchange notes may not develop, and, if one does develop, it may not be maintained. If an active trading market for the exchange notes fails to develop or to be sustained, the price of the exchange notes could be materially and adversely affected. Even if actively traded, the exchange notes may trade at a discount from the initial offering price of the notes depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

                      RISKS RELATING TO THE EXCHANGE OFFER

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR THE OLD NOTES.

     If old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected. See "-- Your failure to participate in the exchange offer will have adverse consequences."

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES.

     The old notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the old notes under the Securities Act.

SOME PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES.

     Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding old notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement with the holders of the old notes. In consideration for issuing the exchange notes, we will receive old notes in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the exchange notes.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of February 28, 2001 on an actual basis and as adjusted to give effect to the offering of the old notes, the application of the net proceeds from the offering of the old notes, the Hearst-Argyle acquisition and our reorganization. See "Prospectus Summary -- Recent Developments." You should read this information together with our historical financial statements, which are incorporated by reference in this prospectus.


                                                              AS OF FEBRUARY 28, 2001
                                                              -----------------------
                                                                ACTUAL     PRO FORMA
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $   59,899   $   18,299
                                                              ==========   ==========
Long-term debt, including current maturities:
  Credit facility...........................................  $1,080,000   $  987,000
  Capital leases............................................         687          687
  Hungarian radio debt(1)...................................      14,684       14,684
  Argentina radio debt(2)...................................       2,500        2,500
  8 1/8% Senior Subordinated Notes due 2009.................     300,000      300,000
  12 1/2% Senior Discount Notes due 2011....................          --      202,600
                                                              ----------   ----------
          Total long-term debt..............................   1,397,871    1,507,471
                                                              ----------   ----------
Shareholders' equity:
Series A cumulative convertible preferred stock, $.01 par
  value; authorized 10,000,000 shares, 2,875,000 issued and
  outstanding...............................................          29           29
Class A common stock, $.01 par value; authorized 170,000,000
  shares; 41,900,315 issued and outstanding(3)..............         419          419
Class B common stock, $.01 par value; authorized 30,000,000
  shares;
  5,230,396 issued and outstanding(3).......................          52           52
Additional paid-in capital..................................     830,299      830,299
Accumulated deficit.........................................     (22,730)     (22,730)
Accumulated other comprehensive income......................        (598)        (598)
                                                              ----------   ----------
          Total shareholders' equity........................     807,471      807,471
                                                              ----------   ----------
          Total capitalization..............................  $2,205,342   $2,314,942
                                                              ==========   ==========


---------------
(1) Hungarian radio debt represents obligations of our 59.5% owned Hungarian subsidiary which are consolidated in our financial statements due to our majority ownership interest. However, we are not a guarantor of or required to fund these obligations.

(2) Argentina radio debt represents obligations of our 75% owned Argentinean subsidiaries which are consolidated in our financial statements due to our majority ownership interest. However, we are not a guarantor of or required to fund these obligations.

(3) Does not include the 2,663,400 shares of Class A common stock and the 1,400,000 shares of Class B common stock issuable upon exercise of stock options outstanding as of February 28, 2001.

                         RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the ratio of earnings to fixed charges for Emmis for the periods indicated (unaudited, dollars in thousands).


 YEAR ENDED FEBRUARY 28 OR 29,    PRO FORMA
-------------------------------   ---------
1997  1998   1999   2000   2001     2001
----  ----   ----   ----   ----   ---------
3.4   2.2    1.1    1.1    1.3     N/A(1)

---------------

(1) On a pro forma basis, the ratio of earnings to fixed charges for the year ended February 28, 2001 is less than 1.0 and the amount of insufficiency is $25,816. In accordance with applicable rules, depreciation and amortization expense is deducted from earnings when computing the ratio of earnings to fixed charges. Pro forma depreciation and amortization expense for the year ended February 28, 2001 was $103,009.

     Earnings include pretax income from continuing operations, fixed charges, amortization of capitalized interest and our share of pre-tax losses of equity investments and exclude interest capitalized, preferred stock dividend requirements and minority loss of consolidated subsidiaries. Fixed charges include interest expensed and capitalized, amortization of deferred financing expenses, preferred stock dividend requirements and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The accompanying financial statements present our unaudited pro forma combined condensed balance sheet and statement of operations as of and for the year ended February 28, 2001.

     The unaudited pro forma combined condensed balance sheet as of February 28, 2001 is presented as if we completed the following transactions on February 28, 2001: (i) the Hearst-Argyle acquisition, (ii) the offering of the old notes, resulting in $202.6 million in proceeds, and (iii) our reorganization.

     The pro forma combined condensed statement of operations for the year ended February 28, 2001 is presented as if each of the following occurred on March 1, 2000 and carried forward: (i) the Hearst-Argyle acquisition, (ii) the Salem acquisition, (iii) the Sinclair acquisition, (iv) the acquisition, which we refer to as the Bonneville acquisition, of a radio station in Los Angeles from Bonneville International Corporation in exchange for one of our radio stations in St. Louis and three of the radio stations we acquired in the Sinclair acquisition, (v) the Lee Enterprises acquisition, (vi) the AMFM acquisition,
(vii) the new credit facility and (viii) the offering of the old notes and application of proceeds therefrom.

     Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the transactions had been consummated at the beginning of the period presented, nor does it purport to represent the future financial position and results of operations for future periods. The pro forma information does not reflect any increased revenues, synergies or cost savings that we expect to realize from our recent acquisitions. The pro forma information should be read in conjunction with our audited historical financial statements filed as part of our annual report on Form 10-K for our fiscal year ended February 28, 2001.

                        EMMIS COMMUNICATIONS CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF FEBRUARY 28, 2001
                                 (IN THOUSANDS)

                                                         EMMIS        PRO FORMA         EMMIS
                                                       HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                       ----------    -----------      ----------
CURRENT ASSETS:
  Cash and cash equivalents..........................  $   59,899     $(41,600)(2A)   $   18,299
  Accounts receivable, net...........................      97,281           --            97,281
  Prepaid expenses...................................      17,096           --            17,096
  Other..............................................      40,830           --            40,830
                                                       ----------     --------        ----------
          Total current assets.......................     215,106      (41,600)          173,506
Property and equipment, net..........................     237,887        8,000(2B)       245,887
Intangible assets, net...............................   1,981,097      152,000(2B)     2,133,097
Other assets, net....................................      72,782       (8,800)(2C)       63,982
                                                       ----------     --------        ----------
          Total assets...............................  $2,506,872     $109,600        $2,616,472
                                                       ==========     ========        ==========
CURRENT LIABILITIES:
  Accounts payable...................................  $   34,206     $     --        $   34,206
  Current portion of allocated other long-term
     debt............................................       4,187           --             4,187
  Current portion of TV program rights payable.......      28,192           --            28,192
  Accrued salaries and commissions...................      10,342           --            10,342
  Accrued interest...................................      17,038           --            17,038
  Deferred revenue...................................      17,418           --            17,418
  Other..............................................       5,768           --             5,768
                                                       ----------     --------        ----------
          Total current liabilities..................     117,151           --           117,151
Credit facility and senior subordinated notes........   1,380,000      (93,000)(2D)    1,287,000
Senior discount notes................................          --      202,600(2D)       202,600
TV program rights payable, net of current portion....      47,567           --            47,567
Other long-term debt, net of current portion.........      13,684           --            13,684
Other noncurrent liabilities.........................       5,531           --             5,531
Deferred income taxes................................     135,468           --           135,468
                                                       ----------     --------        ----------
          Total liabilities..........................   1,699,401      109,600         1,809,001
SHAREHOLDERS' EQUITY:
  Series A cumulative convertible preferred stock....          29           --                29
  Class A common stock...............................         419           --               419
  Class B common stock...............................          52           --                52
  Additional paid-in capital.........................     830,299           --           830,299
  Accumulated deficit................................     (22,730)          --           (22,730)
  Accumulated other comprehensive loss...............        (598)          --              (598)
                                                       ----------     --------        ----------
          Total shareholders' equity.................     807,471           --           807,471
                                                       ----------     --------        ----------
          Total liabilities and shareholders'
            equity...................................  $2,506,872     $109,600        $2,616,472
                                                       ==========     ========        ==========

                        EMMIS COMMUNICATIONS CORPORATION

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 28, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         EMMIS      ACQUISITIONS    PRO FORMA               EMMIS
                                                       HISTORICAL       (3A)       ADJUSTMENTS            PRO FORMA
                                                       ----------   ------------   -----------            ---------
Net revenues.........................................   $470,618      $104,166      $ (1,684)(3B)         $ 573,100
  Operating expenses.................................    296,405        67,262        (1,800)(3C)           361,867
  International business development expenses........      1,553            --            --                  1,553
  Corporate expenses.................................     16,048         1,035            --                 17,083
  Depreciation and amortization......................     74,018        10,320        18,671(3D)            103,009
  Non-cash compensation..............................      5,400            --            --                  5,400
  Corporate restructuring fees and other.............      4,057            --            --                  4,057
  Time brokerage agreement fees......................      7,344            --        (7,344)(3B,3E)             --
                                                        --------      --------      --------              ---------
Operating income (loss)..............................     65,793        25,549       (11,211)                80,131
                                                        --------      --------      --------              ---------
Other income (expense)
  Interest expense...................................    (72,444)       (1,850)      (61,984)(3F)          (136,278)
  Other income (expense), net........................     38,037           (31)           --                 38,006
                                                        --------      --------      --------              ---------
          Total other income (expense)...............    (34,407)       (1,881)      (61,984)               (98,272)
                                                        --------      --------      --------              ---------
Income (loss) before income taxes....................     31,386        23,668       (73,195)               (18,141)
Tax provision (benefit)..............................     17,650         7,500       (25,625)(3G)              (475)
                                                        --------      --------      --------              ---------
Net income (loss)....................................     13,736        16,168       (47,570)               (17,666)
Less: preferred stock dividends......................      8,984            --            --                  8,984
                                                        --------      --------      --------              ---------
Net income (loss) available to common shareholders...   $  4,752      $ 16,168      $(47,570)             $ (26,650)
                                                        ========      ========      ========              =========
Basic net income (loss) per share....................   $   0.10                                          $   (0.57)
                                                        ========                                          =========
Diluted net income (loss) per share..................   $   0.10                                          $   (0.57)
                                                        ========                                          =========
Basic (weighted average shares outstanding)..........     46,869                                             46,869
                                                        ========                                          =========
Diluted (weighted average shares outstanding)........     47,940                                             46,869
                                                        ========                                          =========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT FOR NOTE ONE)

1. BASIS OF PRESENTATION

     We are a diversified media company with radio broadcasting, television broadcasting and magazine publishing operations. The accompanying pro forma combined condensed financial statements give effect to the following:

     - On March 28, 2001, we acquired the assets of radio stations KTAR-AM, KMVP-AM and KKLT-FM in Phoenix, Arizona from Hearst-Argyle Television, Inc. for a total cash purchase price of $160.0 million. When we signed the initial agreement giving us the option to purchase the stations, we made an escrow payment of $20.0 million. This escrow payment was used to offsets the purchase price. A portion of the net proceeds from the offering of the old notes ($104.5 million) and a portion of the excess cash borrowed upon entering our credit facility ($35.5 million) were used to fund the remaining $140.0 million purchase price for the Hearst-Argyle acquisition. We began operating the radio stations on August 1, 2000 under a time brokerage agreement.

     - The offering of the old notes, resulting in $202.6 million in proceeds, and the related application of net proceeds to repay indebtedness under our credit facility ($93.0 million) and to the Hearst-Argyle acquisition ($104.5 million).

     - On January 17, 2001, we acquired radio station KALC-FM in Denver, Colorado from Salem Communications Corporation for $98.8 million in cash. We financed this acquisition with borrowings under our credit facility.

     - On December 29, 2000 (effective January 5, 2001) we entered into a $1.4 billion credit facility, which includes a provision allowing us to increase the commitment by $500.0 million under circumstances described in the credit facility. The credit facility replaced the October 2000 Third Amended and Restated Revolving Credit and Term Loan Agreement (the "Bridge Loan"). The proceeds of the Bridge Loan were used to fund the Sinclair and Lee Enterprises acquisitions. We borrowed $1.08 billion upon entering this credit facility and repaid $912.0 million of outstanding indebtedness under the Bridge Loan. The remaining $168.0 million in proceeds was used to fund a portion of the Hearst-Argyle acquisition, to fund the Salem acquisition, to pay for transaction fees associated with the old notes and this offering and for working capital. The accompanying pro forma statement of operations data for the year ended February 28, 2001 assumes we entered into our credit facility on March 1, 2000 and therefore excludes the amortization of deferred financing costs related to the Bridge Loan ($3.45 million).

     - On October 6, 2000, (effective October 1, 2000) we acquired from Sinclair Broadcast Group, Inc. certain assets of radio stations WIL-FM, WRTH-AM, WVRV-FM, KPNT-FM, KXOK-FM, and KIHT-FM in St. Louis, Missouri for a cash purchase price of $220.0 million. This acquisition was financed with borrowings under our credit facility.

     - On October 6, 2000, (effective October 1, 2000) we acquired certain assets of radio station KZLA-FM from Bonneville International Corporation in exchange for three radio stations acquired from Sinclair (WIL-FM, WVRV-FM and WRTH-AM) and our existing radio station WKKX-FM. The acquired assets of KZLA-FM were recorded at $185.0 million based on the total fair value of the Sinclair radio stations and our station WKKX-FM exchanged for KZLA.

     - On October 2, 2000, (effective October 1, 2000) we purchased eight network-affiliated and seven satellite television stations from Lee Enterprises, Inc. for $559.5 million and the payment of $21.3 million for working capital. This transaction was financed through borrowings under our credit facility.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT FOR NOTE ONE)

     - On August 24, 2000 we acquired the assets of radio stations KKFR-FM in Phoenix, Arizona and KXPK-FM in Denver, Colorado from subsidiaries of AMFM, Inc. for $108.0 million in cash. We financed the acquisition through borrowings under our credit facility.

     All of the above acquisitions have been accounted for using the purchase method of accounting.

2. PRO FORMA ADJUSTMENTS TO COMBINED CONDENSED BALANCE SHEET

     (A) To reflect cash paid for the Hearst-Argyle acquisition ($35,500) and transaction costs associated with the old notes and this exchange offer ($6,100).

     (B) To reflect the estimated purchase price allocation of the Hearst-Argyle acquisition.

     (C) To reflect the reclassification to intangibles of $20,000 in deposits related to the Hearst-Argyle acquisition, offset by $11,200 in debt fees associated with the old notes and this exchange offering.

     (D) To reflect the exchange notes, which have the same terms as the old notes and are being exchanged for the old notes at carryover basis, and to reflect the repayment of $93,000 of credit facility borrowings with proceeds from the old notes.

3. PRO FORMA ADJUSTMENTS TO COMBINED CONDENSED STATEMENT OF OPERATIONS

     Certain reclassifications have been made to the historical results of the acquired businesses to conform to Emmis' pro forma financial presentation. These reclassifications had no effect on results of operations.

     (A) Pro forma adjustment to reflect the historical results of the Lee television stations KOIN, KRQE, WSAZ, KSNW, KGMB, KGUN, KMTV and KSNT and the Sinclair radio stations, KPNT, KXOK, KIHT, WIL, WRTH and WVRV for the period prior to their respective acquisitions (March 1 through September 30). These acquisitions were effective October 1, 2000 and are included in our historical results thereafter. The historical results of Bonneville radio station KZLA for the period March 1 through September 30, 2000 are included in our pro forma statement of operations for the year ended February 28, 2001. However, beginning August 1, 2000 we operated KZLA under a time brokerage agreement and recorded its operating results in our historical financial statements. Accordingly, for the period August 1 through September 30, the Bonneville radio station KZLA's historical financial statements reflect only time brokerage fee income in net revenue and reflect no broadcast operating expenses.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT FOR NOTE ONE)

                             PRO FORMA ADJUSTMENTS
                                 (IN THOUSANDS)

                                                                               ELIMINATE
YEAR ENDED                          LEE          SINCLAIR      BONNEVILLE      STATIONS           OTHER            TOTAL
FEBRUARY 28, 2001               (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   EXCHANGED(AA)   ACQUISITIONS(AB)   ACQUISITIONS
-----------------               ------------   ------------   ------------   -------------   ----------------   ------------
Net revenues..................    $71,117        $17,351        $ 8,100        $(13,259)         $20,857          $104,166
Operating expenses............     48,346          8,628          4,513          (7,313)          13,088            67,262
International business
  development expenses........         --             --             --              --               --                --
Corporate expenses............        759            357            108            (189)              --             1,035
Depreciation and
  amortization................      6,899          2,708          2,530          (1,817)              --            10,320
Non-cash compensation.........         --             --             --              --               --                --
Corporate restructuring fees
  and other...................         --             --             --              --               --                --
Time brokerage agreement
  fees........................         --             --             --              --               --                --
                                  -------        -------        -------        --------          -------          --------
Operating income (loss).......     15,113          5,658            949          (3,940)           7,769            25,549
                                  -------        -------        -------        --------          -------          --------
Interest expense..............         --         (3,922)            --           2,072               --            (1,850)
Other income (expense), net...         --            (70)            --              39               --               (31)
                                  -------        -------        -------        --------          -------          --------
Total other income
  (expense)...................         --         (3,992)            --           2,111               --            (1,881)
                                  -------        -------        -------        --------          -------          --------
Income (loss) before income
  taxes.......................     15,113          1,666            949          (1,829)           7,769            23,668
Tax provision (benefit).......      6,252            671          1,296            (719)              --             7,500
                                  -------        -------        -------        --------          -------          --------
Net income (loss).............    $ 8,861        $   995        $  (347)       $ (1,110)         $ 7,769          $ 16,168
                                  =======        =======        =======        ========          =======          ========

     (Aa) Pro forma adjustment to reflect the elimination of the historical results of the Sinclair radio stations WIL, WRTH, and WVRV and our radio station WKKX, which were exchanged for Bonneville radio station KZLA.

     (Ab) Pro forma adjustment to reflect the operating results of AMFM for the period prior to its acquisition, and Salem and Hearst for the period prior to operating them under their respective time brokerage agreements.

     (B) To eliminate time brokerage agreement income and fees related to Bonneville ($1,684).

     (C) Pro forma adjustment to reflect the decrease in amortization expense related to television program rights as a result of recording television program rights acquired in the Lee Enterprises acquisition at acquisition value.

     (D) Pro forma adjustment to reflect the increase in depreciation and amortization expense as a result of recording property, plant and equipment and intangible assets at acquisition value.

                                                               FOR THE YEAR
                                                                  ENDED
                                                               FEBRUARY 28,
                                                                   2001
                                                               ------------
Hearst......................................................     $  4,943
Salem.......................................................        2,709
Lee.........................................................       15,469
Sinclair....................................................        1,463
Bonneville..................................................        2,929
AMFM........................................................        1,478
Historical depreciation and amortization....................      (10,320)
                                                                 --------
                                                                 $ 18,671
                                                                 ========

     (E) To eliminate time brokerage agreement fees related to Hearst ($3,850) and Salem ($1,810).

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                      FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT FOR NOTE ONE)

     (F) Pro forma adjustment:

                                                               FOR THE YEAR
                                                                  ENDED
                                                               FEBRUARY 28,
                                                                   2001
                                                               ------------
To reflect interest expense at 7.07%, based on our weighted
  average interest rate for borrowings under the credit
  facility at May 31, 2001 (for the period prior to
  acquisition parenthetically disclosed) associated with
  borrowings under the credit facility for the following:
     Hearst (full year).....................................     $ 2,511
     Salem (10.5 months)....................................       6,114
     Lee (7 months).........................................      23,960
     Sinclair (7 months)....................................       9,076
     AMFM (5.7 months)......................................       3,609
     Credit facility fees...................................         973
     Transaction costs related to offering of the old notes
      and this offering.....................................         431
     Repayment with a portion of the net proceeds from the
      old notes.............................................      (6,577)
To reflect interest expense associated with the exchange
  notes at 12.5% compounded semi-annually...................      26,117
To reflect amortization of deferred financing costs
  associated with the offering of the old notes and this
  offering..................................................       1,070
To eliminate amortization of deferred financing fees
  associated with the Bridge Loan...........................      (3,450)
Historical interest expense.................................      (1,850)
                                                                 -------
Total pro forma interest expense adjustment.................     $61,984
                                                                 =======

     If the interest rate on our variable debt were to increase by 0.125%, our pro forma interest expense would have been higher by approximately $984 for the year ended February 28, 2001.

     (G) To adjust income taxes based on a combined federal and state statutory rate of 38%. We estimate that approximately $1,800 in interest expense related to the notes may not be deductible and have therefore reflected additional pro forma tax expense of $695.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     We are offering to issue our exchange notes in exchange for a like aggregate principal amount at maturity of our old notes.

     The exchange notes that we propose to issue in this exchange offer will be substantially identical to our old notes except that, unlike our old notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of Notes."

     We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase old notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the old notes by depositing specified securities with the trustee and otherwise.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION


     This exchange offer will expire at 5:00 p.m., New York City time, on
               , 2001, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.


     We expressly reserve the right to delay acceptance of any old notes, extend or terminate this exchange offer and not accept any old notes that we have not previously accepted if any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the old notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our old notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of old notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

  Proper Execution and Delivery of Letters of Transmittal

     To tender your old notes in this exchange offer, you must use one of the three alternative procedures described below:

     (1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the old notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

     (2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your old notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "-- Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

     (3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date, comply with the guaranteed delivery procedures described under "-- Guaranteed Delivery Procedure" below.

     The method of delivery of the old notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or old notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your old notes on your behalf.

     Only a holder of old notes may tender old notes in this exchange offer. A holder is any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

     (1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     (2) a commercial bank or trust company having an office or correspondent in the United States, or

     (3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

     unless the old notes are tendered:

     (1) by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

     (2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

     If the letter of transmittal or any bond powers are signed by:


     (1) the recordholder(s) of the old notes tendered: the signature must correspond with the name(s) written on the face of the old notes without alteration, enlargement or any change whatsoever;



     (2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the old notes;



     (3) a person other than the registered holder of any old notes: these old notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the old notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the old notes; or



     (4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. (Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.)


     To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

  Book-Entry Delivery Procedure

     Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of old notes by causing The Depository Trust Company to transfer these old notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the old notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of old notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. DELIVERY OF DOCUMENTS TO THE DEPOSITORY TRUST COMPANY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Guaranteed Delivery Procedure

     If you are a registered holder of old notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

     (1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

     (2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the old notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within five business days after the expiration date the certificates for all the old notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

     (3) the certificates for all your tendered old notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

     We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of old notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "-- Conditions to the Exchange Offer" below. For purposes of this exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

     We will issue the exchange notes in exchange for the old notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered old notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

     If any tendered old notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The old notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "-- Exchange Agent" and before acceptance of your tendered notes for exchange by us.

     Any notice of withdrawal must:

     (1) specify the name of the person having tendered the old notes to be withdrawn,

     (2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

     (3) be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

     (4) specify the name in which any of these old notes are to be registered, if this name is different from that of the person having tendered the old notes to be withdrawn, and

     (5) if applicable because the old notes have been tendered though the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the old notes to be withdrawn.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties Old notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

     The exchange agent will return without cost to their holders all old notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

     You may retender properly withdrawn old notes in this exchange offer by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or before the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will complete this exchange offer only if:

     (1) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer,

     (2) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

     (3) there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

     (4) there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose, and

     (5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

     These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

     (1) refuse to accept and return to their holders any old notes that have been tendered,

     (2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

     (3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "-- Expiration Date; Extensions; Amendments; Termination."

ACCOUNTING TREATMENT

     We will record the exchange notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

EXCHANGE AGENT

     We have appointed Bank of Nova Scotia Trust Company of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

       By mail:
        The Bank of Nova Scotia Trust Company of New York
        One Liberty Plaza, 23rd Floor
        New York, NY 10006
        Telecopier No.: (212) 225-5436
        Attention:  Pat Keane

       By hand/overnight delivery:
        The Bank of Nova Scotia Trust Company of New York
        One Liberty Plaza, 23rd Floor
        New York, NY 10006
        Telecopier No.: (212) 225-5436
        Confirm by Telephone:  (212) 225-5427
        Attention:  Pat Keane

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and for handling or forwarding tenders for exchange to their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

     (1) certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

     (2) tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

     (3) a transfer tax is payable for any reason other than the exchange of the old notes in this exchange offer.

     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     The old notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the old notes under the Securities Act.

                              DESCRIPTION OF NOTES

     Emmis Escrow Corporation, one of our wholly-owned indirect subsidiaries, originally issued the old notes in a transaction exempt from registration under the Securities Act. When Emmis Escrow merged into us, we assumed all obligations under the old notes and the indenture relating to the old notes. Both the old notes and the exchange notes are governed by that indenture.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. Copies of the indenture are available as set forth below under the heading "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In this description, the word "Emmis" refers only to Emmis and not to any of its subsidiaries.

     The notes:

     - are general unsecured obligations of Emmis;

     - rank equally in right of payment with all existing and future unsecured senior Indebtedness of Emmis; and

     - will be senior in right of payment to all existing and future subordinated Indebtedness of Emmis.

     We are a holding company. Our only significant asset is the outstanding capital stock of our subsidiaries, and we rely on payments from our subsidiaries to be able to meet our obligations. The exchange notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries. As of February 28, 2001, after giving pro forma effect to the offering of the old notes, the application of proceeds from that offering, the Hearst-Argyle acquisition and our reorganization, our subsidiaries would have had $1,290.2 million of outstanding indebtedness that is structurally senior in right of payment to the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries would pay lenders under the credit facility, the holder of the 8 1/8% senior subordinated notes, the holders of their other debt and their trade creditors before they would be able to distribute any of their assets to us.

     All of our subsidiaries, other than Game Warden Wildlife Journal Magazine, LLC, Country Sampler Stores, LLC, and Slager Radio Rt., are "Restricted Subsidiaries." Under the circumstances described below under the subheading
"-- Certain Covenants -- Restricted Payments," we are permitted to designate some of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     The indenture provides for the issuance by us of notes with a maximum aggregate principal amount at maturity of $370.0 million. The old notes were offered at a substantial discount from their principal amount at maturity and generated gross proceeds for Emmis of approximately $202.6 million. The notes were issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2011.

     No interest will accrue on the notes prior to March 15, 2006. Instead, the Accreted Value of each note will increase, representing amortization of original issue discount, between the date of original issuance and March 15, 2006 at a rate of 12.5% per year calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value on March 15, 2006 will be equal to the full principal amount at maturity of the notes. Beginning on March 15, 2006 interest on the notes will accrue at a rate of 12.5% per year and will be payable in cash semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2006. We will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

     Interest on the notes will accrue from the date on which interest was most recently paid or, if no interest has been paid, from March 15, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Emmis, Emmis will make all principal, premium and interest and Liquidated Damages, if any, payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Emmis elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee has acted as paying agent and registrar. Emmis may change the paying agent or registrar without prior notice to the holders of the notes, and Emmis or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Emmis may require a holder to pay any taxes and fees required by law or permitted by the indenture. Emmis is not required to transfer or exchange any note selected for redemption. Also, Emmis is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     At any time prior to March 15, 2004, Emmis may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the notes then outstanding at a redemption price of 112 1/2% of the Accreted Value of the notes, plus Liquidated Damages on them, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     (1) at least 65.0% in aggregate principal amount at maturity of the notes remains outstanding immediately after the occurrence of such redemption (excluding the notes held by Emmis and its Subsidiaries); and

     (2) the redemption must occur within 90 days after the date of the closing of the Equity Offering.

     Except in accordance with to the preceding paragraph and described below, the notes will not be redeemable at Emmis' option prior to March 15, 2006.

     On or after March 15, 2006, Emmis may redeem all or any part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages on them, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2006........................................................   106.250%
2007........................................................   104.167%
2008........................................................   102.083%
2009 and thereafter.........................................   100.000%

     At any time prior to March 15, 2006, Emmis may also redeem all or a part of the notes upon not less than 30 nor more than 60 days notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the Accreted Value of the notes plus the Applicable Premium as of, and Liquidated Damages, if any, to the date of redemption (the "Redemption Date").

     "Applicable Premium" means, with respect to any note on any Redemption Date, the greater of:

     (1) 1.0% of the Accreted Value of the note; or

     (2) the excess of:

        (a) the present value at such Redemption Date of the redemption price of the note at March 15, 2006 (such redemption price being set forth in the table appearing above), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

        (b) the Accreted Value of the note.

     "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2006; provided, however, that if the period from the Redemption Date to March 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any notes are to be redeemed in part only, the notice of redemption that relates to those notes shall state the portion of the principal amount of the notes to be redeemed. A new certificate with an aggregate principal amount equal to the unredeemed portion of the original certificate evidencing notes presented for redemption will be issued in the name of the holder upon cancellation of the original certificate. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

MANDATORY REDEMPTION

     Emmis is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs, each holder of the notes will have the right to require Emmis to repurchase all or any part of such holder's notes in to the offer described below (the "Change of Control

Offer"). In the Change of Control Offer, Emmis will offer a payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and Liquidated Damages of the notes, if any, to the date of purchase (or if such a Change of Control Offer is prior to March 15, 2006 at 101% of the Accreted Value of the notes on the date of purchase, plus Liquidated Damages on them, if any, to the date of purchase) (the "Change of Control Payment"). Within 30 days following any Change of Control, Emmis will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), under the procedures required by the indenture and described in this notice.

     On the Change of Control Payment Date, Emmis will, to the extent lawful:

     (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of the notes so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the notes or portions of the notes being purchased by Emmis.

     Emmis will promptly mail to each holder of the notes so tendered the Change of Control Payment for those notes, and the trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new certificate representing the notes equal in principal amount to any unpurchased portion of the notes surrendered, if any.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Emmis will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any applicable securities laws or securities regulations conflict with the provisions of the covenant described above, Emmis will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

     The Change of Control purchase feature is a result of negotiations between Emmis and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Emmis would decide to do so in the future. Subject to the limitations discussed below, Emmis could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Emmis' capital structure. Restrictions on the ability of Emmis to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Certain Covenants -- Liens." There restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in those covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of some highly leveraged transactions.

     If a Change of Control were to occur, our Credit Facilities and other Indebtedness of us or our Subsidiaries, such as the senior subordinated notes, would be required to be repaid, repurchased, or amended prior to the repurchase of the notes. Future Indebtedness of Emmis and its Subsidiaries may also contain prohibitions on the repurchase of the notes and on the occurrence of some events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when Emmis is prohibited or prevented from repurchasing the notes, Emmis could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If Emmis does not obtain such a consent or repay those borrowings, Emmis will remain prohibited from repurchasing the notes. In that case, Emmis' failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, Emmis' ability to pay cash to the holders of the notes following the occurrence of a Change of Control may be limited by Emmis' then existing financial resources, including its ability to access the cash flow of its Subsidiaries. See "Risk Factors -- Risk Relating to the Exchange Notes -- We may not be able to fulfill our repurchase obligations in the event of a change of control." and "Risk Factors -- Risk Relating to the Exchange Notes -- We are a holding company. The exchange notes are subordinated to the claims of our direct and indirect subsidiaries, and our only material source of cash is and will be distributions from our subsidiaries." There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     Emmis will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Emmis and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the indenture relative to Emmis' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Emmis and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require Emmis to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Emmis and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Notwithstanding the above, Emmis may merge with an Affiliate incorporated for the purpose of reincorporating Emmis in another jurisdiction and/or for the purpose of forming a holding company.

  Asset Sales

     Emmis will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Emmis (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by Emmis' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee; and

     (3) at least 75% of the consideration therefor received by Emmis or that Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities, as shown on Emmis' or Restricted Subsidiary's most recent balance sheet, of Emmis or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes in right of payment) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Emmis or such Restricted Subsidiary from further liability; and

          (b) any securities, notes or other obligations received by Emmis or any such Restricted Subsidiary from such transferee that are converted by Emmis or such Restricted Subsidiary into cash within 30 days after receipt, to the extent of the cash received in that conversion.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Emmis and any Restricted Subsidiary may apply such Net Proceeds at its option:

     (1) to repay senior Indebtedness of Emmis and any Indebtedness of any Restricted Subsidiary;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business that is owned by Emmis;

     (3) to make a capital expenditure; or

     (4) to acquire other assets that are used or useful in a Permitted Business that is owned by Emmis.

     Pending the final application of any such Net Proceeds, Emmis may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

     Notwithstanding the two immediately preceding paragraphs, Emmis and its Restricted Subsidiaries will be permitted to complete an Asset Sale without complying with those paragraphs to the extent:

     (1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and

     (2) such Asset Sale is for fair market value (as determined in good faith by the Board of Directors and certified to in an Officer's Certificate);

     Provided that any cash consideration not constituting Productive Assets received by Emmis or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be completed under this paragraph shall be subject to the provisions of the preceding paragraphs.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million, Emmis will make an Asset Sale Offer to all holders of the notes and all holders of other Indebtedness that ranks equally with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of the notes and any other equal ranking Indebtedness that may be purchased out of the Excess Proceeds. To the extent that any Indebtedness of any Subsidiary requires that Subsidiary to make an offer similar to an Asset Sale Offer, Emmis and that Subsidiary may make simultaneous offers, with the offer to the noteholders being limited to proceeds not used to repurchase the Indebtedness of that Subsidiary. The offer price in any Asset Sale Offer will be equal to 100% of aggregate principal amount at maturity of the notes to be repurchased, plus accrued and unpaid dividends and Liquidated Damages on them, if any, to the date of purchase (or, in the case of purchases of notes prior to March 15, 2006 at 100% of their Accreted Value, plus Liquidated Damages on them, if any, to the date of purchase), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Emmis may use those Excess Proceeds for any purpose not otherwise prohibited by the notes. If the aggregate principal amount of the notes and that other Indebtedness tendered into that Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and the other equal ranking Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Asset Sale provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Emmis will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any applicable securities laws or securities regulations conflict with the provisions of the covenant described above, Emmis will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

     The credit facility and the outstanding Senior Subordinated Notes contain restrictions that limit our ability to effect an Asset Sale. Any future agreements relating to Indebtedness to which we or any of our

Subsidiaries or joint ventures become a party may contain similar restrictions and provisions. Notwithstanding the foregoing, the indenture will provide that Emmis may not repurchase any notes pursuant to this provision unless such repurchase complies with the restricted payments covenant contained in the indebtedness of Emmis.

     Notwithstanding the above, Emmis may merge with an Affiliate incorporated for the purpose of reincorporating Emmis in another jurisdiction and/or for the purpose of forming a holding company.

CERTAIN COVENANTS

  Restricted Payments

     Emmis will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Emmis' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Emmis or any of its Restricted Subsidiaries) or to the direct or indirect holders of Emmis' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Emmis or to Emmis or a Restricted Subsidiary of Emmis,

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Emmis) any Equity Interests of Emmis or any direct or indirect parent of Emmis, other than any such Equity Interests owned by Emmis or any Restricted Subsidiary of Emmis,

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Emmis that is subordinated to the notes in right of payment, except a payment of interest or the payment of principal at Stated Maturity, or

     (4) make any Restricted Investment, all the payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments";

unless, at the time of and after giving effect to the Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of the Restricted Payment; and

     (2) Emmis would, at the time of such Restricted Payment and after giving pro forma effect to it as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (C) of the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption
         "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Emmis and its Restricted Subsidiaries after the date of the indenture, excluding Restricted Payments permitted by clauses (2), (5), (6), (7) and (8) of the next succeeding paragraph, is less than the sum, without duplication, of:

          (a) (1) the aggregate Consolidated EBITDA of Emmis for the period, taken as one accounting period, from the beginning of the first fiscal quarter commencing after February 12, 1999 to the end of Emmis' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the event aggregate Consolidated EBITDA for such period is a deficit, then minus that deficit) less (2) 1.4 times the aggregate Fixed Charges of Emmis for the same period; plus

          (b) the aggregate net cash proceeds and the fair value, determined in good faith by the Board of Directors, of any non-cash consideration, in each case, received by Emmis since

           February 12, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Emmis other than Disqualified Stock or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities, of Emmis that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Emmis); plus

          (c) to the extent that any Restricted Investment that was made after February 12, 1999 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to the Restricted Investment less the cost of disposition, if any; plus

          (d) if any Unrestricted Subsidiary:

             (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary as determined in good faith by the Board of Directors as of the date of its redesignation or

             (B) pays any cash dividends or cash distributions to Emmis or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after February 12, 1999; plus

          (e) without, duplication of any of the foregoing, the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to February 12, 1999, whether through interest payments, principal payments, dividends or other distributions or payments; plus

          (f) $10.0 million.

     So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after its date of declaration, if at that date of declaration the payment would have complied with the provisions of the indenture;

     (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of Emmis in exchange for, or out of the proceeds of the sale, other than to a Subsidiary of Emmis, of, any Equity Interests of Emmis, other than any Disqualified Stock; provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(b) of the preceding paragraph;

     (3) the payment of any dividend by a Restricted Subsidiary of Emmis to the holders of its common Equity Interests on a pro rata basis;

     (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Emmis or any Restricted Subsidiary of Emmis held by any former member of Emmis' or any of its Restricted Subsidiaries' management under any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

     (5) the exchange of the notes for exchangeable preferred stock in accordance with the Indenture and the Annex to Articles;

     (6) the repurchase of Equity Interests of Emmis deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

     (7) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Emmis or of any Equity Interests of Emmis or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale, other than to a Subsidiary of Emmis, of, Equity Interests of Emmis, other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

     (8) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Emmis with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (9) the repurchase, redemption or other acquisition or retirement for value of any Equity interests of Emmis in an amount not to exceed $25.0 million under this clause (9).

     In determining whether any payment is permitted by the foregoing covenant, Emmis may allocate or reallocate, among clauses (1) through (9) of the preceding paragraph or among such clauses and the first paragraph of this covenant, all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to that allocation or reallocation, all of those payments or allocated portions of those payments would be permitted under the various provisions of this covenant.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the designation would not cause a Default or an Event of Default. For purposes of making the determination, all outstanding Investments by Emmis and its Restricted Subsidiaries, except to the extent repaid in cash, in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of those Investments at the time of the designation. The designation will only be permitted if the Restricted Payment would be permitted at such time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default or Event of Default.

     The amount of all Restricted Payments other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Emmis or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect to the determination shall be delivered to the trustee.

     In making the computations required by this covenant:

     (1) Emmis may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Emmis for the remaining portion of the period; and

     (2) Emmis may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.

     If Emmis makes a Restricted Payment that, at the time of the making of the Restricted Payment, would in the good faith determination of Emmis be permitted under the requirements of the indenture, the Restricted Payment will be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to Emmis' financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to the Restricted Payment.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     Emmis will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Emmis will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (A) any Restricted Subsidiary may incur Indebtedness, including Acquired Debt, if the Leverage Ratio of the Restricted Subsidiaries of Emmis, taken as a whole, for the four-quarter reference period immediately preceding the date on which such additional Indebtedness is incurred is issued would not have been greater than
7.0 to 1, (B) Emmis may incur Indebtedness, that ranks equally in right of payment with the notes, including Acquired Debt, if the Leverage Ratio of Emmis for the four-quarter reference period immediately preceding the date on which such additional Indebtedness is incurred would not have been greater than 7.5 to 1, it being understood that this clause (B) shall not prohibit or restrict Emmis from guaranteeing any Indebtedness of any Restricted Subsidiary that was otherwise permitted to be incurred by the terms of the indenture, and (C) Emmis may incur Indebtedness that is junior in right of payment to the notes, including Acquired Debt, and may issue Disqualified Stock, if the Leverage Ratio of Emmis for the four-quarter reference period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would not have been greater than 8.0 to 1, in the case of each of (A),
(B) or (C) above, determined on a pro forma basis, after giving pro forma effect to the incurrence or issuance and to the application of the net proceeds from the incurrence, and in accordance with the definition of Leverage Ratio.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness or preferred stock (collectively, "Permitted Debt"):

      (1) the incurrence by Emmis or any of its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate amount of all Indebtedness of Emmis and the Restricted Subsidiaries outstanding under the Credit Facilities after giving effect to the incurrence does not exceed an amount equal to $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Emmis or any of its Restricted Subsidiaries since the date of the indenture to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (2) the incurrence by Emmis and its Restricted Subsidiaries of the Existing Indebtedness;

      (3) the issuance by Emmis of the notes and the New Notes;

      (4) the incurrence by Emmis or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Emmis or that Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

      (5) the incurrence by Emmis or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness of Emmis or any of its Restricted Subsidiaries or Disqualified Stock of Emmis, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (8), (9) or (11) of this paragraph;

      (6) the incurrence by Emmis or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Emmis and any of its Restricted Subsidiaries; provided, that:

           (a) any subsequent issuance or transfer of Equity Interests that results in any of that Indebtedness being held by a Person other than Emmis or a Restricted Subsidiary; and

           (b) any sale or other transfer of any of that Indebtedness to a Person that is not either Emmis or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Emmis or that Restricted Subsidiary, as the case may be;

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

      (7) the incurrence by Emmis or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

      (8) the guarantee by Emmis or any of its Restricted Subsidiaries of Indebtedness of Emmis or a Restricted Subsidiary of Emmis that was permitted to be incurred by another provision of the indenture;

      (9) the incurrence by Emmis or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under this clause (9), not to exceed $25.0 million;

     (10) the incurrence by Emmis' Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any of that Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Emmis that was not permitted by this clause (10);

     (11) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, provided, in each such case, that the amount thereof is included in Fixed Charges of Emmis as accrued, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; and

     (12) the incurrence by Emmis or any of its Restricted Subsidiaries Indebtedness of up to an aggregate principal amount of $250.0 million of Indebtedness under the Credit Facilities for the purpose of acquiring Permitted Businesses.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through
(12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Emmis shall, in its sole discretion, classify or later reclassify in whole or in part that item of Indebtedness or Disqualified Stock in any manner that complies with this covenant.

     Accrual of interest or dividends, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant.

  Liens

     Emmis will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income from the asset, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     Emmis will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to Emmis or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

     (2) pay any indebtedness owed to Emmis or any of its Restricted
         Subsidiaries;

     (3) make loans or advances to Emmis or any of its Restricted Subsidiaries;
         or

     (4) transfer any of its properties or assets to Emmis or any of its Restricted Subsidiaries.

     However, the above restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) Existing Indebtedness or Indebtedness under the Credit Facilities, in each case as in effect on the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of that Indebtedness; provided that those amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness or in the Credit Facilities, in each case as in effect on the date of the indenture;

      (2) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which that Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced; provided that those amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of that subsidiary as in effect on the date on which that Subsidiary becomes a Restricted Subsidiary;

      (3) any Indebtedness incurred in compliance with the covenant under the heading "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which that Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in that Indebtedness or agreement and that encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings, as determined by Emmis, or if that encumbrance or restriction is no more restrictive than those in the Credit Facilities or the Senior Subordinated Notes Indenture on the date of the indenture (or, alternatively in the case of the Senior Subordinated Notes Indenture, on its date);

      (4) the indenture and the notes;

      (5) applicable law;

      (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by Emmis or any of its Restricted Subsidiaries as in effect at the time of that acquisition, except to the extent the Indebtedness was incurred in connection with or in contemplation of that acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness that was permitted by the terms of the indenture to be incurred;

      (7) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

      (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

      (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (10) Liens permitted to be incurred under the provisions of the covenant described above under the subheading "-- Liens" that limit the right of the debtor to transfer the assets subject to those Liens;

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

     (11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  Merger, Consolidation or Sale of Assets

     Emmis may not consolidate or merge with or into (whether or not Emmis is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

     (1) Emmis is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger, if other than Emmis, or to which that sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the entity or Person formed by or surviving any such consolidation or merger, if other than Emmis, or the entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Emmis under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

     (3) immediately after such transaction no Default exists; and

     (4) Emmis or the entity or Person formed by or surviving any such consolidation or merger, if other than Emmis, or to which that sale, assignment, transfer, lease, conveyance or other disposition shall have been made

          (a) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Emmis immediately preceding the transaction; and

          (b) will, at the time of such transaction and after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under clause
              (C) of the Leverage Ratio test set forth in the first paragraph of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     Notwithstanding the above, Emmis may merge with Escrow Corporation and Escrow Holding, complete the Reorganization and merge with an Affiliate incorporated for the purpose of reincorporating Emmis in another jurisdiction and/or for the purpose of forming a holding company.

  Transactions with Affiliates

     Emmis will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of those, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to Emmis or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Emmis or the Restricted Subsidiary with an unrelated Person; and

     (2) Emmis delivers to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that the Affiliate Transaction complies with clause

          (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of the prior paragraph:

     (1) any employment or indemnification arrangements or transactions relating to benefit plans with any employee, consultant or director of Emmis or a Restricted Subsidiary that is entered into by Emmis or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice of Emmis or such Restricted Subsidiary;

     (2) transactions between or among Emmis and/or its Restricted Subsidiaries;

     (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Emmis;

     (4) Restricted Payments that are permitted by the provisions of the indenture described above under the subheading "-- Restricted Payments";

     (5) any tax sharing agreement or administrative services agreement between Emmis or any Restricted Subsidiary and any of its Affiliates approved by a majority of the independent Directors;

     (6) transactions and payments contemplated by any agreement in effect on the date of the indenture or any amendment to that agreement in any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Emmis or such Restricted Subsidiary as the original agreement as in effect on the date of the indenture;

     (7) loans and advances to employees of Emmis or any Restricted Subsidiary in the ordinary course of business; and

     (8) the merger of Emmis with Escrow Corporation and Escrow Holding and the Reorganization.

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

     Emmis:

     (1) will not, and will not permit any Restricted Subsidiary of Emmis to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Emmis to any Person, other than Emmis or a Wholly Owned Restricted Subsidiary of Emmis; and

     (2) will not permit any Restricted Subsidiary of Emmis to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to Emmis or a Wholly Owned Restricted Subsidiary of Emmis,

unless, in each such case:

     (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary; and

     (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

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

  Reports

     Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Emmis will furnish to the holders of the notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Emmis were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Emmis and its consolidated Subsidiaries showing in reasonable detail, in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" (in each case to the extent not prohibited by the Commission's rules and regulations), the financial condition and results of operations of Emmis and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Emmis; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if Emmis were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Emmis will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority of the aggregate principal amount of the notes (or, prior to March 15, 2006, the Accreted Value of the notes) then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority of the aggregate principal amount of the notes (or, prior to March 15, 2006, the Accreted Value of the notes) then outstanding, including consents obtained in connection with a tender offer or exchange offer for the notes.

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

     (1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer;

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a redemption payment with respect to any note, but not any required repurchase in connection with an Asset Sale Offer or Change of Control Offer; or

     (8) make any change in the above amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of the notes, Emmis and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Emmis' obligations to holders of the notes in the case of a merger, consolidation or sale of Emmis' assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) failure by Emmis or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" or failure by Emmis to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable thereto;

     (4) failure by Emmis or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Emmis or any of its Significant Subsidiaries, or the payment of which is guaranteed by Emmis or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default

          (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or

          (b) results in the acceleration of such Indebtedness prior to its express maturity,

        and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by Emmis or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; or

     (7) specified events of bankruptcy or insolvency with respect to Emmis or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to Emmis, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to specified limitations, holders of a majority of the aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

     The holders of a majority of the aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 15, 2006 by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to March 15, 2006 then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, Emmis is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Emmis is also required to deliver to the trustee, promptly after its occurrence, written notice of any event that would constitute a Default, the status of the event and what action Emmis is taking or proposes to take in respect of the event.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Emmis, as such, shall have any liability for any obligations of Emmis under the notes, the indenture or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Emmis may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on those notes when those payments are due from the trust referred to below;

     (2) Emmis' obligations with respect to the notes concerning issuing temporary notes, registration of the notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee and Emmis' obligations in connection with those; and
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

     (4) the Legal Defeasance provisions of the indenture.

     In addition, Emmis may, at its option and at any time, elect to have the obligations of Emmis released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events, not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to Emmis, described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Emmis must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination of them, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Emmis must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, other than in the case where the notes have been called for redemption, Emmis shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

          (a) Emmis has received from, or there has been published by, the Internal Revenue Service a ruling or

          (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

            in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Emmis shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events with respect to Emmis are concerned;

     (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Emmis or any of its Restricted Subsidiaries is a party or by which Emmis or any of its Restricted Subsidiaries is bound;

     (6) except where the notes have been called for redemption, Emmis must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

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

     (7) Emmis must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Emmis with the intent of preferring the holders of the notes over the other creditors of Emmis with the intent of defeating, hindering, delaying or defrauding creditors of Emmis or others; and

     (8) Emmis must deliver to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Emmis, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority of the aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs, which is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of those terms, as well as any other capitalized terms used in this description for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Accreted Value" means, as of any date of determination, prior to March 15, 2006 with respect to any note, the sum of (a) the initial offering price to investors of the note and (b) the portion of the excess of the principal amount of the note over the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of the note at a rate of 12.5% per year, compounded semi-annually on each March 15 and September 15 from March 15, 2006 to the date of issuance) which shall have been accreted thereon through that date, such amount to be so accreted on a daily basis at a rate of 12.5% per year of the initial offering price of such note, compounded semi-annually each March 15 and September 15 from the date of issuance of the notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial

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

ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Emmis and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the respective captions "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the respective captions "-- Certain
         Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests by any of Emmis' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: involves assets having a fair market value of less than $1.0 million or results in net proceeds to Emmis and its Restricted Subsidiaries of less than $1.0 million;

     (2) a transfer of assets between or among Emmis and any of its Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to Emmis or to another Restricted Subsidiary;

     (4) a transfer by Emmis of assets in a transaction that qualifies as a charitable contribution or donation and which does not exceed $2.0 million in the aggregate; and

     (5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the respective captions "-- Certain Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. That present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), that "person" will be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Broker-Dealer" means any broker or dealer registered under the Exchange
Act.

     "Capital Lease Obligation" means, at the time any determination of it is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;
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

     (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of it, provided that the full faith and credit of the United States is pledged in support of those securities, having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper or marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality of them, in each case, having one the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within one year after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Emmis and its Restricted Subsidiaries, taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

     (2) the adoption of a plan relating to the liquidation or dissolution of Emmis;

     (3) the completion of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" (as defined above), other than the Principals and their Related Parties and disregarding any holding company whose principal asset is capital stock of Emmis, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Emmis, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the Board of Directors of Emmis are not Continuing Directors.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for that period plus:

     (1) an amount equal to any extraordinary loss on an after tax basis plus any loss realized in connection with an Asset Sale or any refinancing of a Credit Facility on an after tax basis, to the extent those losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period, to the extent that that provision for taxes was deducted in computing that Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for that period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, consent fees, premiums, prepayments penalties, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

     (5) all one-time cash compensation payments in connection with employment agreements, or replacement of them, as in effect on the date of the indenture; minus

     (6) non-cash items increasing that Consolidated Net Income for that period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Emmis shall be added to Consolidated Net Income to compute Consolidated EBITDA of Emmis only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Emmis by that Restricted Subsidiary without prior approval (that has not been obtained), under the terms of its charter and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries; plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

     (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income or loss of any Person other than Emmis that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary of that Person;

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

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the cumulative effect of a change in accounting principles shall be excluded; and

     (5) the Net Income or loss of any Unrestricted Subsidiary shall be excluded whether or not distributed to the specified Person or one of its Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of that date with respect to any series of preferred stock, other than Disqualified Stock, that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of that declaration and payment, but only to the extent of any cash received by that Person upon issuance of that preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Emmis who:

     (1) was a member of such Board of Directors on the date of the indenture;

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

     (3) is a designee of a Principal or was nominated by a Principal.

     "Credit Agreement" means the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 29, 2000, as amended, among Emmis Communications Corporation, the lenders named therein, Toronto Dominion (Texas), Inc., as Administrative Agent, Fleet National Bank, as Documentation Agent, First Union National Bank, as Syndication Agent, and Credit Suisse First Boston Corporation, as co-document agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Credit Facilities" means one or more debt facilities, including, without limitation, the Credit Agreement, or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of its holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because its holders have the right to require Emmis to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Emmis may not repurchase or redeem any of that Capital Stock under those provisions unless that repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "Equity Offering" means any sale of Equity Interests of Emmis, excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Stock,

     (a) to the public under an effective registration statement under the Securities Act or

     (b) in a private placement of Equity Interests of Emmis under an exemption from the registration requirements of the Securities Act.

     "Escrow Corporation" means Emmis Escrow Corporation, an Indiana corporation and the original issuer of the old notes.

     "Escrow Holding" means Emmis Escrow Holding Corporation, an Indiana corporation and a wholly-owned, direct subsidiary of Emmis.

     "Exchange Offer" means the exchange and issuance by Emmis of New Notes, which shall be registered pursuant to a Registration Statement, in an amount equal to the aggregate principal amount of all notes that are tendered by their holders in connection with that exchange and issuance.

     "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus.

     "Existing Indebtedness" means Indebtedness of Emmis and its Subsidiaries, other than Indebtedness under the Credit Agreement, in existence on the date of the indenture, until those amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for that period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations; plus

     (2) the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during that period; plus

     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not the Guarantee or Lien is called upon and limited to the amount of such Guarantee or the fair market value of the property secured by that Lien, as the case may be.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way

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

of a pledge of assets or through letters of credit or reimbursement agreements in respect of them), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect of them;

     (3) banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property;
or

     (6) representing any Hedging Obligations,

except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the above-listed indebtedness, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person whether or not such Indebtedness is assumed by that Person (the amount of that Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of that date or the principal amount of that Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be

        (A) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and

        (B) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Emmis or any Restricted Subsidiary of Emmis sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Emmis or a Restricted Subsidiary of Emmis issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, that Person is no longer a Restricted Subsidiary of Emmis, Emmis shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the respective captions "-- Certain
Covenants -- Restricted Payments."

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     "Leverage Ratio" means, with respect to any specified Person on any date of determination (the "Calculation Date"), the ratio, on a pro forma basis, of

     (1) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP to

     (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries attributable to continuing operations and businesses, exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, for the four-quarter reference period.

     For purposes of calculating the Leverage Ratio:

     (A) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of such reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

     (B) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the four-quarter reference period.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes, of any jurisdiction.

     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on that gain or loss, realized in connection with

          (a) any Asset Sale (including, without limitation, dispositions in sale and leaseback transactions); or

          (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain or loss, together with any related provision for taxes on that extraordinary gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by Emmis or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of:

     (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result of the Asset Sale;

     (2) taxes paid or payable as a result of the Asset Sale, after taking into account any available tax credits or deductions and any tax sharing arrangements;

     (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of that Asset Sale;

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

     (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of that Asset Sale;

     (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in that Asset Sale and retained by Emmis or any Restricted Subsidiary after that Asset Sale; and

     (6) without duplication, any reserves that Emmis' Board of Directors determines in good faith should be made in respect of the sale price of that asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

     "New Notes" means Emmis' Senior Discount Notes due 2011 issued under to the indenture

        (a) in the Exchange Offer; or

        (b) in connection with a resale of notes in reliance on a Shelf Registration Statement.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither Emmis nor any of its Restricted Subsidiaries

          (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

          (b) is directly or indirectly liable, as a guarantor or otherwise; or

          (c) constitutes the lender;

     (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Emmis or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of that other Indebtedness to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the assets of Emmis or the stock or assets of any of its Restricted Subsidiaries, except that this clause (3) will not apply to any Indebtedness incurred by Emmis and its Subsidiaries prior to the date of the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business conducted by Emmis, its Restricted Subsidiaries on the date of the indenture and any other business related, ancillary or complementary to any such business.

     "Permitted Investments" means:

      (1) any Investment in Emmis or in a Restricted Subsidiary of Emmis;

      (2) any Investment in Cash Equivalents;

      (3) any Investment by Emmis or any Restricted Subsidiary of Emmis in a Person, if as a result of that Investment:

          (a) that Person becomes a Restricted Subsidiary of Emmis; or

          (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Emmis or a Restricted Subsidiary of Emmis;

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      (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of Emmis;

      (6) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made under this clause (6) since the date of the Indenture, not to exceed $15 million in the aggregate;

      (7) Investments in Permitted Joint Ventures, provided that, at the time of and immediately after giving pro forma effect to that Investment and any related transaction or series of transactions, the Leverage Ratio under clause (C) of the first paragraph of the covenant described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" would be less than or equal to that Leverage Ratio immediately prior to that Investment;

      (8) any purchase, redemption, defeasance or other acquisition of Indebtedness of Emmis or any Restricted Subsidiary using the proceeds of Permitted Refinancing Indebtedness incurred under paragraph (5) of the definition of Permitted Debt;

      (9) agreements relating to the Indebtedness incurred under paragraph (7) of the definition of Permitted Debt;

     (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of those trade creditors or customers in good faith settlement of delinquent obligations of those trade creditors or customers;

     (11) guarantees of Indebtedness otherwise permitted to be incurred by the indenture;

     (12) Investments in the form of Productive Assets received in connection with an Asset Sale;

     (13) commission, travel, payroll, entertainment, relocation and similar advances made to officers and employees of Emmis or any Restricted Subsidiary made in the ordinary course of business; and

     (14) any Investment in the form of loans or advances to employees of Emmis not to exceed $3.0 million in aggregate principal amount at any one time outstanding.

     "Permitted Joint Ventures" means a corporation, partnership or other entity, other than a Subsidiary, engaged in one or more Permitted Businesses in respect of which Emmis or a Restricted Subsidiary

     (a) beneficially owns at least 20% of the Equity Interests of such entity; and

     (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be Emmis or a Subsidiary), or is a member of a group that, under the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of that entity.

     "Permitted Liens" means:

      (1) Liens securing Indebtedness of Emmis under one or more Credit Facilities that was permitted by the terms of the indenture to be incurred;

      (2) Liens securing any Indebtedness of any of Emmis' Restricted Subsidiaries that was permitted by the terms of the indenture to be incurred;

      (3) Liens in favor of Emmis;

      (4) Liens existing on the date of the indenture;

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

      (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made for those taxes, assessments, governmental changes or claims;

      (6) Liens securing Indebtedness of the type permitted to be incurred under clause (4) of the second paragraph of the covenant described above under the caption " -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

      (7) Liens incurred in the ordinary course of business of Emmis or any Restricted Subsidiary of Emmis with respect to obligations that do not exceed $5.0 million at any one time outstanding and that

           (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business; and

           (b) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by Emmis or that Restricted Subsidiary;

      (8) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business in connection with it, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, other than obligations for the payment of borrowed money;

      (9) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Liens securing letters of credit issued in the ordinary course of business in connection with it, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

     (10) judgment Liens not giving rise to an Event of Default;

     (11) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Emmis or any of its Restricted Subsidiaries;

     (12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to those letters of credit and products and proceeds of them;

     (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Emmis or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (15) any lease or sublease to a third party;

     (16) Liens placed upon assets of a Restricted Subsidiary of Emmis not organized under the laws of the United States or any subdivision of it to service the Indebtedness of that Restricted Subsidiary that is otherwise permitted under the Indenture;

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

     (17) Liens on property existing at the time of acquisition of it by Emmis or any Restricted Subsidiary of Emmis, provided that those Liens were not incurred in connection with, or in contemplation of, that acquisition;

     (18) Liens on materials, inventory or consumables and the proceeds therefrom securing trade payables relating to those materials, inventory or consumables;

     (19) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

     (20) any extension, renewal or replacement, in whole or in part, of any Lien described in the preceding clauses (1) through (19) provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Emmis or any of its Restricted Subsidiaries or Disqualified Stock of Emmis issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of Emmis or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount, initial accreted value or liquidation preference, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or dividends on, the Indebtedness or preferred stock so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of expenses, consent fees and prepayment premiums incurred in connection with it;

     (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) the Indebtedness is incurred either by Emmis or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof, including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business.

     "Principals" means Jeffrey H. Smulyan.

     "Productive Assets" means assets, including Equity Interests, that are used or usable by Emmis and/or a Restricted Subsidiary in Permitted Businesses; provided that for any Equity Interests to qualify as Productive Assets, they must, after giving pro forma effect to the transaction in which they were acquired, be Equity Interests of a Restricted Subsidiary.

     "Prospectus" means the prospectus included in a Registration Statement at the time that Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments to it, including post-effective amendments, and all material incorporated by reference into that Prospectus.

     "Registration Rights Agreement" means the registration rights agreement, dated as of March 27, 2001, entered into by Emmis on or before the date of the indenture relating to, among other things, the registration of the notes, with the Commission.

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     "Registration Statement" means any registration statement of Emmis relating to an offering of New Notes that is filed under the provisions of the Registration Rights Agreement, and includes the Prospectus included in it, all amendments and supplements to it, including post-effective amendments, and all exhibits and material incorporated by reference in it.

     "Related Party" with respect to any Principal means:

     (1) any controlling stockholder, 80% or more owned Subsidiary of that Principal;

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of that Principal and/or the other Persons referred to in the immediately preceding clause (1); or

     (3) a spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts or other entities established by or for the benefit of any of the preceding or established by any of the preceding for charitable purposes, or any other person or entity in which the preceding persons or entities exercise control.

     "Reorganization" means either:

     (1) the transfer of all of Emmis' assets and liabilities, including indebtedness under its credit facility and outstanding senior subordinated notes, to a newly-formed subsidiary; or

     (2) a merger whereby a new holding company will acquire all of the capital stock of Emmis, and the stockholders of Emmis will become stockholders of that new holding company.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Subordinated Notes Indenture" means that certain Indenture, dated as of February 12, 1999, governing Emmis Operating Company's 8 1/8% Senior Subordinated Notes due 2009.

     "Shelf Registration Statement" means the Shelf Registration Statement as defined in the Registration Rights Agreement.

     "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of that Person that would be a "significant subsidiary" of that Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for its payment.

     "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of its directors, managers or trustees is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person, or a combination of them; and

     (2) any partnership

        (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or

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

        (b) the only general partners of which are that Person or of one or more Subsidiaries of that Person (or any combination of them).

     "Unrestricted Subsidiary" means any Subsidiary of Emmis that is designated by the Board of Directors as an Unrestricted Subsidiary by a Board Resolution; but only to the extent that the Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Emmis or any Restricted Subsidiary of Emmis, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Emmis or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Emmis;

     (3) is a Person with respect to which neither Emmis nor any of its Restricted Subsidiaries has any direct or indirect obligation

        (a) to subscribe for additional Equity Interests or

        (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Emmis or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Emmis or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Emmis or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the transfer agent and the trustee by filing with the transfer agent and the trustee a certified copy of the Board Resolution giving effect to that designation and an Officers' Certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall, after that time, cease to be an Unrestricted Subsidiary for purposes of the indenture, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Emmis as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenants described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Emmis shall be in default of that covenant). The Board of Directors of Emmis may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Emmis of any outstanding Indebtedness of such Unrestricted Subsidiary, and that designation shall only be permitted if

     (a) the Indebtedness is permitted under the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if that designation had occurred at the beginning of the four-quarter reference period, and

     (b) no Default would occur or be in existence following that designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

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     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or series or class of preferred stock at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect of it, by

          (b) the number of years, calculated to the nearest one-twelfth, that will elapse between that date and the making of that payment; by

     (2) the then outstanding principal amount of that Indebtedness or the aggregate liquidation preference of the then outstanding preferred stock, as the case may be.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

BOOK-ENTRY, DELIVERY AND FORM

     Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

  The Depository Trust Company's Procedures

     For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company. The operations and procedures of The Depository Trust Company are solely within the control of its settlement system, however, and may change from time to time. We are not responsible for these operations and procedures and urge you to contact The Depository Trust Company or its participants directly to discuss these matters.

     The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

     The Depository Trust Company has also advised us that, in accordance with its procedures,

     (1) upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

     (2) it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

     The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

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

     Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. All interests in a global note may be subject to the procedures and requirements of The Depository Trust Company.

     The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

     Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

     Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Emmis, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for

     (1) any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

     (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

     The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

     Neither Emmis nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes. and Emmis and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

     Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

     Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Emmis, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company and its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     A global note will be exchangeable for definitive notes in registered certificated form if:

     (1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days,

     (2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act,

     (3) we elect to cause the issuance of the certificated notes upon a notice of the trustee,

     (4) a default or event of default under the indenture for the notes has occurred and is continuing, or

     (5) a request to that effect is made but only upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture.

     In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

  Exchange of Certificated Notes for Book-Entry Notes

     Old notes issued in certificated form may be exchanged for beneficial interests in the global note.

  Same Day Settlement

     We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

  Payment

     The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the paying agent maintained for that purpose. At our option however, we may make these installments of interest by

(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

     (2) transfer to an account located in the United States maintained by the payee.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the material anticipated Federal income tax consequences of the exchange of old notes for exchange notes in accordance with the Exchange Offer, and the purchase and disposition of exchange notes.

     ALL PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER (IN PARTICULAR, HOLDERS THAT ARE NOT U.S. HOLDERS) ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES.

U.S. HOLDERS

     A "U.S. holder" is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any State thereof (including the District of Columbia), or (iii) a trust or estate, the income of which is subject to United States Federal income taxation regardless of its source. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

     This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to a holder's decision to exchange old notes for exchange notes and it is not intended to be applicable to all categories of holders, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding securities as part of a hedging or conversion transaction or straddle and foreign persons, may be subject to special rules. In addition, the summary is limited to persons that will hold the exchange notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code and is not applicable to holders who own, directly or through attribution, stock in Emmis. Holders should note that this discussion is not binding on the Internal Revenue Service (the "Service") and there can be no assurance that the Service will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by Emmis from the Service on any tax matters relating to the exchange notes.

NOTES

     TAXATION OF HOLDERS ON EXCHANGE. The exchange of old notes for exchange notes in accordance with the exchange offer will not be treated as an exchange or otherwise as a taxable event to holders. Consequently, (1) no gain or loss will be realized by a holder upon receipt of an exchange note, (2) the holding period of the exchange note will include the holding period of the old note exchanged for the exchange note and (3) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the old note exchanged for the exchange note immediately before the exchange. Further, the tax consequences of ownership and disposition of any exchange note should be the same as the tax consequences of ownership and disposition of an old note.

     ORIGINAL ISSUE DISCOUNT. Because the exchange notes, like the old notes, do not provide for stated interest payments before March 15, 2006, the exchange notes will have original issue discount ("OID") for U.S. Federal income tax purposes. Because the exchange notes are treated for federal income tax purposes as if they were the same as the old notes, the amount of OID on an exchange note will be calculated as if the exchange note and the old note were a single note that was issued at the time that the old note was issued, for an issue price equal to the issue price of the old note, and any accrued OID on the old note at the time of the exchange offer will carry over and be treated as accrued OID on the exchange notes.

     For Federal income tax purposes, when a debt instrument is issued with OID, the holder of such instrument must include such OID in his income for the period during which the OID accrues even if no cash attributable to such OID income is received until maturity, redemption or other disposition of the debt instrument.

     The amount of OID, if any, on a debt instrument, such as the exchange notes, is the difference between its "stated redemption price" at maturity over its "issue price" (subject, generally, to a de minimis exception). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by (i) multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity, and (ii) subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ("qualified stated interest"). The interest on the exchange notes will not qualify as "qualified stated interest." The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year during which the holder held the debt instrument. Under these rules, a U.S. holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     The "issue price" of each debt instrument in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The "stated redemption price at maturity" of a debt instrument equals the sum of all payments to be made on such debt instrument other than qualified stated interest, which will be zero in the case of the exchange notes. The "adjusted issue price" of a debt instrument at the beginning of any accrual period is equal to its issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument (other than payments of qualified stated interest). Generally, the tax basis of the debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

     We are required to furnish to the Service, and will furnish annually to the record holders of the exchange notes (other than corporations and other exempt recipients), certain information returns with respect to OID accruing during the calendar year. Because this information will be based upon the adjusted issue price of the exchange notes as if the holder were the original holder of the exchange notes, subsequent holders who purchase exchange notes for an amount other than the adjusted issue price for such notes or on a date other than the end of an accrual period for the exchange notes will be required to determine for themselves the amount of OID, if any, that they are required to report.

POTENTIAL PARTICIPANTS IN THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POTENTIAL APPLICATION OF THE OID RULES TO THEIR OWNERSHIP OF THE EXCHANGE NOTES.

     APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS. Pursuant to Section 163 of the Code, a portion of the OID accruing on certain debt instruments will be treated as a dividend eligible for the dividends-received deduction (to the extent that the corporation has current or accumulated earnings and profits), and the corporation issuing such debt instrument will not be entitled to deduct such portion of the OID and will be allowed to deduct the remainder of the OID only when paid.

     This treatment would apply to "applicable high yield discount obligations" ("AHYDO"), that is, debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points over the "applicable Federal rate" and have "significant" OID. A debt instrument is treated as having significant OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending after the date five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period and (ii) the product of the initial issue price of such debt instrument and its yield to maturity.

     If the exchange notes are treated as AHYDO's, a holder would be treated as receiving dividend income (to the extent of Emmis' current and accumulated earnings and profits) solely for purposes of the dividends-received deduction in an amount equal to the "disqualified portion" of the OID of such AHYDO. The "disqualified portion" of the OID will generally be an amount that bears the same ratio to the total interest (including both OID and qualified stated interest) on the exchange notes as (i) the excess of the exchange notes' yield to maturity over the applicable federal rate plus 6 percentage points, bears to
(ii) the exchange notes' yield to maturity. To the extent that our earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends-received deduction will continue to be taxed as ordinary OID income in accordance with the rules described above. If the exchange notes are AHYDO's, Emmis will be permanently unable to deduct the disqualified portion of interest or OID on the notes and may not deduct any remaining interest or OID until it is actually paid.

     SALE, EXCHANGE AND REDEMPTION OF NOTES. Upon a sale, redemption or other taxable disposition of the exchange notes, a holder generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received upon such sale, redemption or other taxable disposition (the "amount realized") and (2) the holder's adjusted tax basis in the exchange notes being disposed. A United States Holder's adjusted tax basis in an exchange note will, in general, be the United States Holder's cost therefor, increased by any OID previously included in income by the United States Holder and reduced by any payments other than qualified stated interest payments on the exchange note. Except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement or other disposition, the exchange note has been held for more than one year.

NON-U.S. HOLDERS

     The following is a summary of certain Federal income tax consequences that may be relevant to a beneficial owner of the exchange notes that is not a U.S. holder (a "Non-U.S. holder"). This summary deals only with Non-U.S. holders that are holders of the exchange notes and that hold the exchange notes as capital assets. It does not address the tax considerations applicable to Non-U.S. holders if income or gain in respect of the exchange notes is effectively connected with the conduct of a trade or business in the United States.

     TAXATION OF INTEREST PAYMENTS. Generally, payments of interest (which for purposes of this discussion includes OID) made with respect to the exchange notes to a Non-U.S. holder will not be subject to United States Federal income or withholding tax, provided that (i) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Emmis entitled to vote, (ii) the Non-U.S. holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to Emmis through stock ownership, (iii) the Non-U.S. holder is not a bank whose receipt of interest on an exchange note is described in
Section 881(c)(3)(A) of the Code, and (iv) the Non-U.S. holder complies with certain applicable certification requirements. Such certification is generally met if the beneficial owner provides Form W-8BEN. If a partnership or an intermediary is involved, the partnership and the intermediary as well as the beneficial owner must comply with certain certification procedures.

     The gross amount of payments of interest (including OID) on an exchange note that do not meet the requirements listed above and that are not effectively connected with the conduct of a trade or business in the United States will be subject to withholding tax at a rate of 30 percent unless a tax treaty applies to reduce or eliminate that withholding.

     CLAIMS FOR REDUCTION IN, OR EXEMPTION FROM, WITHHOLDING. In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed IRS

Form W-8BEN or W-8ECI (or such successor form as the IRS designates), as applicable, prior to the payment of dividends, interest or OID. These forms must be periodically updated.

     SALE, EXCHANGE OR OTHER DISPOSITION OF THE EXCHANGE NOTES. Any capital gain realized on the sale, exchange, retirement or other disposition of exchange notes by a Non-U.S. holder will not be subject to United States Federal income or withholding taxes unless (i) such gain is effectively connected with the conduct of a trade or business in the United States, or (ii) such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and meets certain additional requirements.

     Non-U.S. holders to whom the above exemptions do not apply may nonetheless be able to avail themselves of an applicable income tax exemption from United States Federal income and withholding tax.

     Such persons should consult with their tax advisors regarding the potential applicability to them of an income tax treaty exemption.

     BACKUP WITHHOLDING. In general, a noncorporate holder of exchange notes will be subject to backup withholding at the rate of 31% with respect to reportable payments of dividends, interest or OID accrued with respect to, or the proceeds of a sale, exchange or redemption of, exchange notes, as the case may be, if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's Federal income tax liabilities.

     Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's United States Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH POTENTIAL PARTICIPANT IN THE EXCHANGE OFFER SHOULD CONSULT WITH ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon the validity of the exchange notes. Certain other legal matters are being passed upon by Bose McKinney & Evans LLP.

                                    EXPERTS

     The consolidated financial statements of Emmis and its subsidiaries as of February (29) 28, 2000 and 2001 and for each of the three years in the period ended February 28, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Sinclair Broadcast Group, Inc.'s St. Louis Radio Group as of December 31, 1999 and for the year ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The combined financial statements of KZLA-FM and the related FCC broadcasting license owned by Bonneville Holding Company as of and for the year ended December 31, 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements of Lee Enterprises Certain Broadcasting Operations as of September 30, 1999 and 2000 and for each of the three years in the period ended September 30, 2000, which are included in this prospectus, have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Emmis and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Combined Financial Statements of KZLA-FM and the FCC
  broadcasting license owned by Bonneville Holding Company
  Independent Auditors' Report..............................  F-2
  Combined Balance Sheets...................................  F-3
  Combined Statements of Operations.........................  F-4
  Combined Statements of Cash Flows.........................  F-5
  Notes to Combined Financial Statements....................  F-6
Combined Financial Statements of Lee Enterprises Certain
  Broadcasting Operations
  Independent Auditor's Report..............................  F-12
  Combined Statements of Net Assets.........................  F-13
  Combined Statements of Income.............................  F-14
  Combined Statements of Changes in Net Assets..............  F-15
  Combined Statements of Cash Flows.........................  F-16
  Notes to Combined Financial Statements....................  F-17
Combined Financial Statements of Sinclair Broadcast Group,
  Inc. -- St. Louis Radio Group (as of December 31, 1999 and
  other statements for the year then ended)
  Report of Independent Public Accountants..................  F-20
  Combined Balance Sheet....................................  F-21
  Combined Statement of Operations..........................  F-22
  Combined Statement of Stockholders' Equity................  F-23
  Combined Statement of Cash Flows..........................  F-24
  Notes to Combined Financial Statements....................  F-25
Combined Financial Statements of Sinclair Broadcast Group,
  Inc. -- St. Louis Radio Group (as of September 30, 2000
  and other related statements for the nine-month period
  ending September 30, 2000 and 1999)
  Report of Independent Public Accountants..................  F-31
  Combined Balance Sheets...................................  F-32
  Combined Statements of Operations.........................  F-33
  Combined Statements of Cash Flows.........................  F-34
  Notes to Combined Financial Statements....................  F-35

                          INDEPENDENT AUDITORS' REPORT

Emmis Communications Corporation:

     We have audited the accompanying combined balance sheet of KZLA-FM (the Station) and the related FCC broadcasting license owned by Bonneville Holding Company (collectively, the Company) as of December 31, 1999, and the related combined statements of operations and of cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 1999, and the combined results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the Company been operated as an unaffiliated company. As discussed in Notes 1 and 6, certain expenses represent allocations made by the Station's parent.

                                            DELOITTE & TOUCHE LLP

Salt Lake City, Utah
September 5, 2000

                                    KZLA-FM

                            COMBINED BALANCE SHEETS
                    DECEMBER 31, 1999 AND SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $    144,860   $     53,504
  Accounts receivable -- net of allowance for doubtful
     accounts of $93,000 at December 31, 1999 and $85,000 at
     September 30, 2000.....................................     3,839,637        894,948
  Accounts receivable -- Emmis..............................                    1,170,054
  Prepaid expenses and other current assets.................       214,480        124,673
  Current deferred tax assets...............................       129,731        122,105
                                                              ------------   ------------
          Total current assets..............................     4,328,708      2,365,284
                                                              ------------   ------------
PROPERTY, PLANT, AND EQUIPMENT:
  Land......................................................       181,692        181,692
  Buildings and leasehold improvements......................     2,048,374      2,053,675
  Furniture, fixtures, and equipment........................     2,809,543      3,045,143
  Construction in progress..................................       424,136        214,573
                                                              ------------   ------------
          Total.............................................     5,463,745      5,495,083
  Accumulated depreciation and amortization.................    (3,543,454)    (3,789,355)
                                                              ------------   ------------
          Total property, plant, and equipment -- net.......     1,920,291      1,705,728
                                                              ------------   ------------
DUE FROM AFFILIATES.........................................     2,324,554      6,280,709
FCC BROADCAST LICENSE -- net of accumulated amortization of
  $6,630,000 at December 31, 1999 and $9,472,000 at
  September 30, 2000........................................   144,917,025    142,075,515
OTHER INTANGIBLE ASSETS -- net of accumulated amortization
  of $248,000 at December 31, 1999 and $354,000 at September
  30, 2000..................................................       402,236        295,918
DEFERRED TAX ASSETS.........................................       231,692        269,701
OTHER ASSETS................................................        36,896        141,654
                                                              ------------   ------------
          TOTAL.............................................  $154,161,402   $153,134,509
                                                              ============   ============

                              LIABILITIES AND NET INVESTMENT

CURRENT LIABILITIES:
  Accounts payable..........................................  $    174,774   $    205,495
  Accrued payroll and benefits..............................       443,754
  Accrued expenses..........................................        63,450        331,946
                                                              ------------   ------------
          Total current liabilities.........................       681,978        537,441
COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)
NET INVESTMENT..............................................   153,479,424    152,597,068
                                                              ------------   ------------
          TOTAL.............................................  $154,161,402   $153,134,509
                                                              ============   ============

                  See notes to combined financial statements.

                                    KZLA-FM

                       COMBINED STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                              NINE MONTHS
                                                         YEAR ENDED       ENDED SEPTEMBER 30,
                                                        DECEMBER 31,   -------------------------
                                                            1999          1999          2000
                                                        ------------   -----------   -----------
                                                                              (UNAUDITED)
NET REVENUES, net of agency and representative
  commissions of $2,446,000, $1,705,000, and
  $1,435,000 for December 31, 1999, September 30, 1999
  and September 30, 2000, respectively................  $14,779,604    $10,455,703   $10,122,891
                                                        -----------    -----------   -----------
EXPENSES:
  Operating...........................................    2,774,094      2,079,507     2,074,849
  Selling and promotional.............................    4,148,952      3,438,756     3,342,095
  General and administrative..........................    1,418,152      1,085,416       830,333
  Allocated corporate expenses........................      188,860        142,025       145,005
  Depreciation and amortization.......................    4,354,414      3,265,369     3,252,502
                                                        -----------    -----------   -----------
          Total expenses..............................   12,884,472     10,011,073     9,644,784
                                                        -----------    -----------   -----------
NET OPERATING INCOME BEFORE INCOME TAX EXPENSE........    1,895,132        444,630       478,107
INCOME TAX EXPENSE....................................    2,302,575      1,336,171     1,360,463
                                                        -----------    -----------   -----------
NET LOSS..............................................  $  (407,443)   $  (891,541)  $  (882,356)
                                                        ===========    ===========   ===========

                  See notes to combined financial statements.

                                    KZLA-FM

                       COMBINED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

                                                                               NINE MONTHS
                                                          YEAR ENDED       ENDED SEPTEMBER 30,
                                                         DECEMBER 31,   -------------------------
                                                             1999          1999          2000
                                                         ------------   -----------   -----------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $  (407,443)   $  (891,541)  $  (882,356)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization.....................    4,354,414      3,265,369     3,252,502
     Provision for losses on accounts receivable.......       69,000         21,000        30,000
     Loss on disposal of property and equipment........          425
     Deferred income taxes.............................      (54,196)       (74,378)      (30,383)
     Changes in operating assets and liabilities:
       Accounts receivable.............................     (993,425)      (155,556)    2,914,689
       Accounts receivable -- Emmis....................                                (1,170,054)
       Prepaid expenses and other current assets.......       81,494        297,291        89,807
       Other assets....................................      (23,222)          (180)     (104,758)
       Accounts payable................................      137,033         38,157        30,721
       Accrued payroll and benefits....................       (2,196)        38,052      (443,754)
       Accrued expenses................................       59,903         21,833       268,496
                                                         -----------    -----------   -----------
          Net cash provided by operating activities....    3,221,787      2,560,047     3,954,910
                                                         -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant, and equipment...........     (210,526)      (125,202)      (90,111)
  Proceeds from sale of property, plant, and
     equipment.........................................          445
                                                         -----------    -----------   -----------
          Net cash used in investing activities........     (210,081)      (125,202)      (90,111)
                                                         -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES --
  Increase in due from affiliates......................   (3,172,436)    (2,579,517)   (3,956,155)
                                                         -----------    -----------   -----------
DECREASE IN CASH AND CASH EQUIVALENTS..................     (160,730)      (144,672)      (91,356)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........      305,590        305,590       144,860
                                                         -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $   144,860    $   160,918   $    53,504
                                                         ===========    ===========   ===========

                  See notes to combined financial statements.

                                    KZLA-FM

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- The radio station, KZLA-FM, is broadcast in the Los Angeles, California area. Through July 31, 2000, KZLA-FM (the Station) was operated by Bonneville International Corporation (BIC) with the related FCC broadcasting license being owned by Bonneville Holding Company (BHC), a not-for-profit tax exempt affiliate of BIC, and the operating assets for the Station being owned by BIC (collectively, the Company).

     On June 21, 2000, BIC and BHC executed a letter of intent to enter into an asset exchange agreement (the Exchange Agreement) with Emmis Communications Corporation (Emmis) whereby BIC has agreed to transfer title to substantially all of the assets of the Station and BHC has agreed to transfer title to the related Station's FCC license to Emmis in exchange for Emmis transferring title to substantially all of the assets and related FCC licenses of four radio stations located in the St. Louis, Missouri market to BIC and BHC, respectively. For income tax purposes, the exchange is structured as a "like-kind exchange" under the provisions of Section 1031 of the Internal Revenue Code. Emmis operated the Station under a time brokerage agreement (TBA) for the period August 1, 2000 through the closing of the Exchange Agreement, on October 6, 2000. Under the TBA, Emmis paid BIC to broadcast their program material and retained all revenue and expenses related to the operations of the Station.

     BASIS OF ACCOUNTING -- The combined balance sheets and statements of operations and cash flows include the historical accounts and transactions of the Station, as operated by BIC, and the Station's FCC license owned by BHC. In this context, no direct ownership relationship exists and, accordingly, a net investment is shown in lieu of stockholders' equity in the accompanying combined financial statements. Historically, BIC did not charge the Company for certain corporate overhead expenses and income taxes; however, for purposes of the accompanying statements of operations, such expenses have been charged as described below and in Note 6. Intercompany transactions have been eliminated in the combination. The results of operations of the Station from the date of the TBA agreement are not included in the combined financial statements.

     INTERIM RESULTS (UNAUDITED) -- In the opinion of management, the accompanying unaudited interim combined financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 have been prepared on the same basis as the audited combined financial statements as of and for the year ended December 31, 1999 and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the combined balance sheets, operating results, and cash flows for such periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be reported for any future periods.

     USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- All highly liquid, short-term investments with original maturities of three months or less are considered to be cash equivalents.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS -- The allowance for doubtful accounts is based on historical bad debt experience and periodic evaluation of the collectibility of individual accounts receivable. The provision

                                    KZLA-FM
for doubtful accounts charged to operations is made in amounts required to maintain an adequate allowance to cover anticipated losses.

     PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method, based on historical costs, over estimated useful lives, as follows:

                                                                ESTIMATED LIVES (YEARS)
                                                                -----------------------
Buildings...................................................             8-40
Furniture and fixtures......................................              5-8
Equipment...................................................             3-15
Leasehold improvements......................................  Shorter of life of lease or useful life of asset

     DUE FROM AFFILIATES -- The due from affiliates account represents amounts due primarily from BIC and is noninterest bearing and has no specified repayment date. The Company's cash and certain operating activities are largely managed on a centralized basis by BIC. Accordingly, the Company's available cash is deposited in, and cash requirements are transferred from, BIC corporate accounts on a regular basis. Such transactions are recorded through the due from affiliates account.

     FCC BROADCAST LICENSE AND OTHER INTANGIBLE ASSETS -- The FCC broadcast license is being amortized on a straight-line basis over 40 years. Other intangible assets are being amortized over various periods on a straight-line basis not exceeding 15 years.

     REVENUE RECOGNITION -- Revenues are recognized when advertisements are broadcast. Advertising costs are recognized as services are rendered. Included in revenues are nonmonetary transactions arising from the trading of advertising time for merchandise and services. These transactions are recorded as the advertising is broadcast at the fair market value of the merchandise and services received. Advertising time exchanged for merchandise and services amounted to approximately $223,000 for the year ended December 31, 1999 and $167,000 and $31,000 for the nine months ended September 30, 1999 and 2000, respectively. During the nine months ended September 30, 2000, the Station recorded revenues of approximately $1,684,000 relating to amounts paid by Emmis under the TBA. At September 30, 2000, amounts due the Station from Emmis approximated $1,170,000.

     INCOME TAXES -- The results of the Station's operations are included in consolidated federal and state returns filed by the parent corporation of BIC, Deseret Management Corporation (DMC). Income taxes are calculated for the Station in a manner that approximates a separate return basis. Included in due from affiliates at December 31, 1999 and September 30, 2000 is a current income tax liability payable to BIC of approximately $2,400,000 and $1,400,000, respectively. The Station utilizes the liability method of accounting for income taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realizable in future periods.

     BHC is a not-for-profit entity and is not subject to federal and state income taxes; accordingly, the amortization relating to the broadcast license owned by BHC does not have any benefit for income tax purposes in the accompanying combined financial statements.

     CONCENTRATION OF CREDIT RISK -- The Company extends credit to customers on an unsecured basis in the normal course of business. The customers are generally located in the greater Los Angeles, California area and also include several national advertisers. No individual industry or industry segment is significant

                                    KZLA-FM
to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. There were no impairments as of December 3, 1999 and September 30, 2000.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these financial instruments.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In June 1999, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued, which establishes accounting and reporting standards for derivative financial instruments and hedging activities. The adoption of this statement did not have a material impact to the Company's combined financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101). SAB 101 establishes accounting and reporting standards for the recognition of revenue. It states that revenue generally is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered;
(3) the seller's price to the buyer is fixed or determinable; (4) collectibility is reasonably assured. SAB 101 is effective no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company has determined that the impact of SAB 101 will not have any material impact to the Company's combined financial statements.

2. INCOME TAXES

     Income tax expense (benefit) for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 consisted of the following:

                                                                    NINE MONTHS ENDED
                                                   YEAR ENDED         SEPTEMBER 30,
                                                  DECEMBER 31,   -----------------------
                                                      1999          1999         2000
                                                  ------------   ----------   ----------
                                                                       (UNAUDITED)
Current:
  Federal.......................................   $2,003,255    $1,198,967   $1,182,219
  State.........................................      353,516       211,582      208,627
                                                   ----------    ----------   ----------
                                                    2,356,771     1,410,549    1,390,846
                                                   ----------    ----------   ----------
Deferred:
  Federal.......................................      (46,067)      (63,221)     (25,826)
  State.........................................       (8,129)      (11,157)      (4,557)
                                                   ----------    ----------   ----------
                                                      (54,196)      (74,378)     (30,383)
                                                   ----------    ----------   ----------
Income tax expense..............................   $2,302,575    $1,336,171   $1,360,463
                                                   ==========    ==========   ==========

                                    KZLA-FM

     Income tax expense for the year ended December 31, 1999 and for the nine months ended September 30, 1999 and 2000 differs from that computed at the federal statutory corporate tax rate as follows:

                                                                    NINE MONTHS ENDED
                                                   YEAR ENDED         SEPTEMBER 30,
                                                  DECEMBER 31,   -----------------------
                                                      1999          1999         2000
                                                  ------------   ----------   ----------
                                                                       (UNAUDITED)
Computed income taxes at 34%....................   $  644,345    $  151,174   $  162,556
State income tax, net of federal benefit........      345,387       200,425      204,070
Broadcast license amortization..................    1,288,150       966,113      966,113
Nondeductible expenses..........................       24,693        18,459       27,724
                                                   ----------    ----------   ----------
Provision for income taxes......................   $2,302,575    $1,336,171   $1,360,463
                                                   ==========    ==========   ==========

     The components of deferred tax assets at December 31, 1999 and September 30, 2000 are as follows:

                                             DECEMBER 31, 1999      SEPTEMBER 30, 2000
                                            --------------------   --------------------
                                            CURRENT    LONG-TERM   CURRENT    LONG-TERM
                                            --------   ---------   --------   ---------
Deferred tax assets:
  Accrued vacation and bonuses............  $ 83,730               $ 72,563
  Tax and book basis difference in
     property, plant, and equipment.......             $ 90,620               $122,311
  Allowance for doubtful accounts.........    37,201                 33,942
  Pension accruals........................               77,797                 82,800
  Other...................................     8,800     63,275      15,600     64,590
                                            --------   --------    --------   --------
Deferred tax assets.......................  $129,731   $231,692    $122,105   $269,701
                                            ========   ========    ========   ========

3. NET INVESTMENT

     The net investment includes accumulated equity as well as any working capital funding requirement to/from BIC. The net investment is comprised of the following for the year ended December 31, 1999 and the nine months ended September 30, 2000:

Balance at January 1, 1999..................................  $153,886,867
Net loss....................................................      (407,443)
                                                              ------------
Balance at December 31, 1999................................   153,479,424
Net loss (unaudited)........................................      (882,356)
                                                              ------------
Balance at September 30, 2000 (unaudited)...................  $152,597,068
                                                              ============

4. COMMITMENTS AND CONTINGENCIES

     LEASES -- Rental expense pursuant to the terms of the Company's operating leases was approximately $242,000 for the year ended December 31, 1999 and $182,000 and $192,000 for the nine months ended September 30, 1999 and 2000, respectively.

                                    KZLA-FM

     At December 31, 1999, future minimum rental payments required under these leases are as follows:

Year ending December 31:
  2000......................................................  $161,265
  2001......................................................   104,783
  2002......................................................    42,488
  2003......................................................    41,325
  2004......................................................    24,000
  Thereafter................................................   198,000
                                                              --------
          Total.............................................  $571,861
                                                              ========

     CONTINGENCIES -- The Company is involved in various claims and litigation regarding transactions occurring in the ordinary course of business. In the opinion of management, the effects of these potential liabilities arising from the other claims, if any, will not be material to the combined financial position or the results of operations and cash flows of the Company.

     EMPLOYMENT AGREEMENTS -- The Company enters into employment agreements with certain key employees of the Company. These agreements specify base salary, along with bonuses.

     Future minimum payments under these employment agreements are as follows at December 31, 1999:

Year ending December 31:
  2000......................................................  $  336,923
  2001......................................................     454,569
  2002......................................................     480,998
  2003......................................................     111,358
                                                              ----------
          Total.............................................  $1,383,848
                                                              ==========

5. EMPLOYEE BENEFIT PLANS

     DEFINED BENEFIT PLAN -- The Station participates in a defined benefit plan of BIC which covers all employees who work at least 1,000 hours in a year, have one year or more of service, and are at least 21 years of age. The plan is sponsored by BIC. Retirement benefits are based on years of service and an average of the employee's highest five years of compensation during the last ten years of employment. BIC's policy is to fund the maximum amounts allowed by the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed for service to date but also for those expected to be earned in the future. Pension expense under this plan allocated to the Station by BIC was not material for the year ended December 31, 1999 and for the nine months ended September 30, 1999 and 2000.

     THRIFT PLAN -- The Station participates in a Section 401(k) defined contribution plan (the Thrift Plan) of BIC in which employees age 21 or older can participate. Under provisions of the Thrift Plan, participants can contribute up to 17% of their pre-tax compensation to either a savings option (based on after tax earnings) or a deferred option (based on pre-tax earnings), subject to the "excess contribution" limitations defined in the Internal Revenue Code. For each participating employee, the Station provides a matching contribution of up to 3% of a participant's annual salary. The Station's contributions to the Thrift Plan were approximately $75,000 for the year ended December 31, 1999 and $51,000 and $55,000 for the nine months ended September 30, 1999 and 2000, respectively. The plan is sponsored by BIC.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- BIC provides a postretirement monetary benefit other than pensions. It consists of a fixed monthly dollar contribution toward the purchase of medical, dental,

                                    KZLA-FM
and life insurance for substantially all of its retired employees. In 1993, BIC began advance funding for postretirement life benefits for employees retiring on or after January 1, 1994. Advance funding for medical benefits commenced in 1994. Medical benefits for employees who retired before January 1, 1994 continue to be funded on a pay-as-you-go basis. The Station has included in the accompanying combined statements of operations, expense under this plan of approximately $17,000 for the year ended December 31, 1999 and $11,000 and $12,000 for the nine months ended September 30, 1999 and 2000, respectively.

6. RELATED PARTY TRANSACTIONS

     The Station is charged for certain corporate services received from BIC based upon the full-time equivalent employees of the Station to total full-time equivalent employees of all stations operated by BIC. Although BIC management is of the opinion that the allocations used are reasonable and appropriate, other allocations might be used that could produce results substantially different from those reflected herein and these cost allocations might not be indicative of amounts which might be paid to unrelated parties for similar services. For purposes of these combined financial statements, the following BIC corporate departmental expenses have been charged to the Station's combined statements of operations:

                                                                     NINE MONTHS ENDED
                                                      YEAR ENDED       SEPTEMBER 30,
                                                     DECEMBER 31,   -------------------
                                                         1999         1999       2000
                                                     ------------   --------   --------
                                                                        (UNAUDITED)
Management.........................................    $ 63,007     $ 46,326   $ 50,618
Finance............................................      43,116       33,191     34,244
Information systems................................      17,077       13,202     14,889
Human resources....................................      32,044       24,422     20,418
Engineering........................................       7,605        5,233      4,427
Legal..............................................      10,742        7,828      7,809
Public relations...................................       3,648        2,667      3,017
Building and maintenance...........................       3,434        2,686      3,687
Retirement benefits................................                      262        336
Depreciation.......................................       8,187        6,208      5,560
                                                       --------     --------   --------
          Total....................................    $188,860     $142,025   $145,005
                                                       ========     ========   ========

                                  * * * * * *

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Lee Enterprises, Incorporated
Davenport, Iowa

To the Board of Directors
Emmis Communications Corporation
Indianapolis, Indiana

     We have audited the accompanying combined statements of net assets of Lee Enterprises Certain Broadcasting Operations (Albuquerque, NM; Charleston-Huntington, WV; Honolulu, HI; Omaha, NE; Portland, OR; Topeka, KS; Tucson, AZ; Wichita, KS) (not a legal entity, see Note 1) as of September 30, 1999 and 2000, and the related statements of income, changes in net assets, and cash flows for the years ended September 30, 1998, 1999, and 2000. These financial statements are the responsibility of Lee Enterprises Certain Broadcasting Operations' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the net assets of Lee Enterprises Certain Broadcasting Operations as of September 30, 1999 and 2000, and the results of their operations and their cash flows for the years ended September 30, 1998, 1999, and 2000 in conformity with generally accepted accounting principles.


                                          /s/ MCGLADREY & PULLEN, LLP


Davenport, Iowa
March 9, 2001

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

                       COMBINED STATEMENTS OF NET ASSETS
                          SEPTEMBER 30, 1999 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                1999       2000
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Cash......................................................  $    694   $    409
  Receivables:
     Trade, less allowance for doubtful accounts 1999
      $1,099; 2000 $959.....................................    22,770     21,615
     Other..................................................     1,504      1,077
  Program rights............................................     8,382      7,663
  Prepaid expenses..........................................       839        327
                                                              --------   --------
          Total current assets..............................    34,189     31,091
                                                              --------   --------
Property and Equipment, net.................................    30,434     29,474
                                                              --------   --------
Intangible Assets, net......................................   123,476    117,154
                                                              --------   --------
Other Assets:
  Program rights, net of current portion....................       678        295
  Investments...............................................     2,551      2,617
                                                              --------   --------
                                                                 3,229      2,912
                                                              --------   --------
                                                              $191,328   $180,631
                                                              ========   ========

                           LIABILITIES AND NET ASSETS

CURRENT LIABILITIES:
  Current maturities of program rights......................  $  8,962   $  7,650
  Accounts payable..........................................     1,578      1,242
  Accrued compensation......................................     2,874      3,517
  Other accrued expenses....................................     1,343      1,012
                                                              --------   --------
                                                                14,757     13,421
                                                              --------   --------
Long-Term Program Rights, net of current maturities.........       982        818
                                                              --------   --------
Deferred Revenue and Other..................................     2,267      2,110
                                                              --------   --------
Net Assets..................................................   173,322    164,282
                                                              --------   --------
                                                              $191,328   $180,631
                                                              ========   ========

                  See Notes to Combined Financial Statements.

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

                         COMBINED STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1998, 1999, AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                1998       1999       2000
                                                              --------   --------   --------
GROSS REVENUE:
  Local and regional........................................  $ 72,585   $ 68,087   $ 69,267
  National..................................................    47,487     49,405     52,237
  Network...................................................     7,150      6,152      3,747
  Political.................................................     5,589      6,723      6,409
  Other.....................................................     8,744      8,249      8,431
                                                              --------   --------   --------
          Total gross revenue...............................   141,555    138,616    140,091
  Less agency commissions...................................    19,842     19,585     20,243
                                                              --------   --------   --------
          Net revenue.......................................   121,713    119,031    119,848
                                                              --------   --------   --------
OPERATING EXPENSES:
  Compensation costs, including allocations from parent 1998
     $199; 1999 $981; 2000 $739.............................    49,591     50,667     51,117
  Depreciation..............................................     6,889      7,814      8,018
  Amortization of intangibles...............................     4,225      4,018      3,855
  Program amortization......................................     7,896      9,561     10,255
  Other, including allocations from parent 1998 $631; 1999
     $670; 2000 $442........................................    27,414     26,979     24,689
                                                              --------   --------   --------
                                                                96,015     99,039     97,934
                                                              --------   --------   --------
INCOME BEFORE INCOME TAXES..................................    25,698     19,992     21,914
INCOME TAX EXPENSE..........................................    10,682      8,456      9,161
                                                              --------   --------   --------
NET INCOME..................................................  $ 15,016   $ 11,536   $ 12,753
                                                              ========   ========   ========

                  See Notes to Combined Financial Statements.

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                 YEARS ENDED SEPTEMBER 30, 1998, 1999, AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                1998       1999       2000
                                                              --------   --------   --------
BALANCE, BEGINNING..........................................  $179,943   $173,972   $173,322
  Net income................................................    15,016     11,536     12,753
  Transfers to parent, net..................................   (31,669)   (20,642)   (30,954)
  Income tax expense transferred to parent..................    10,682      8,456      9,161
                                                              --------   --------   --------
BALANCE, ENDING.............................................  $173,972   $173,322   $164,282
                                                              ========   ========   ========

                  See Notes to Combined Financial Statements.

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

                       COMBINED STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1998, 1999, AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                1998       1999       2000
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 15,016   $ 11,536   $ 12,753
     Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation and amortization..........................    11,114     11,832     11,873
     Program amortization...................................     7,896      9,561     10,255
     Program contract rights payments.......................    (8,413)    (9,051)   (10,629)
     Other, primarily (gain) on sale of property and
       equipment............................................       (43)       (55)        --
     Income tax expense transferred to parent...............    10,682      8,456      9,161
     Changes in assets and liabilities:
       (Increase) decrease in receivables...................       218     (2,684)     1,582
       Decrease in prepaid expenses.........................       404         71        512
       Increase (decrease) in accounts payable, accrued
          expenses, and deferred revenue....................       802     (1,045)      (181)
                                                              --------   --------   --------
          Net cash provided by operating activities.........    37,676     28,621     35,326
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............       477        334         --
  Purchase of property and equipment........................    (6,705)    (7,619)    (7,058)
  Investments...............................................        --         --        (66)
                                                              --------   --------   --------
          Net cash (used in) investing activities...........    (6,228)    (7,285)    (7,124)
                                                              --------   --------   --------
CASH FLOWS (USED IN) FINANCING ACTIVITIES,
  transfers to parent, net..................................   (31,669)   (20,642)   (28,487)
                                                              --------   --------   --------
          Net increase (decrease) in cash...................      (221)       694       (285)
CASH:
  Beginning.................................................       221         --        694
                                                              --------   --------   --------
  Ending....................................................  $     --   $    694   $    409
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  Program rights acquired...................................  $  8,486   $ 10,772   $  9,153
  Reduction of goodwill and net assets as a result of
     resolution of acquisition contingency..................        --         --     (2,467)

                  See Notes to Combined Financial Statements.

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business:

     Lee Enterprises Certain Broadcasting Operations (Business) consists of eight network-affiliated and seven satellite television stations and a mobile television production business owned by Lee Enterprises, Incorporated (Parent).

  Significant accounting policies:

     BASIS OF PRESENTATION: The accompanying combined financial statements represent the net assets and associated revenues, expenses, and cash flows of the Business, assuming that the Business was organized as a separate legal entity.

     The Parent provides certain administrative services to the Business including general management, engineering services, insurance, accounting, and payroll. Included within compensation costs are $199, $981, and $739 of costs allocated from the Parent for the years ended September 30, 1998, 1999, and 2000, respectively.

     Other operating expenses include $631, $670, and $442 of additional costs allocated from the parent for various items including training costs, consulting services, relocation costs, and travel and entertainment for the years ended 1998, 1999, and 2000, respectively.

     ACCOUNTING ESTIMATES: The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     PROPERTY AND EQUIPMENT: Property and equipment is recorded at cost. Depreciation is calculated under the straight-line method over the estimated useful lives, 5-to-25 years for buildings and improvements, and 15-20 years for towers. Other major equipment is calculated under accelerated methods over 3-to-10 years.

     PROGRAM RIGHTS: Cost of program rights is stated at the lower of cost or estimated net realizable value. Estimated net realizable values are based upon management's expectations of future advertising revenue, net of sales commissions, to be generated by the program material. The total cost of the rights is recorded as an asset and a liability when the program becomes available for broadcast. Cost of program rights is charged to operations primarily on accelerated bases related to the usage of the program. The current portion of program rights represents those rights that will be amortized in the succeeding year.

     INTANGIBLE ASSETS: Intangible assets are carried at cost and consist primarily of customer lists, broadcast licenses and agreements, and the excess of acquisition costs over estimated fair value of net assets acquired (goodwill). The excess costs over fair value of net tangible assets acquired include $15,017 incurred prior to October 31, 1970, which is not being amortized. The remaining cost are being amortized using the straight-line method primarily over 40 years.

     The Business reviews its intangibles and other long-lived assets annually to determine potential impairment. In performing the review, the Business estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

is recognized. The amount of impairment is measured based upon projected discounted future cash flows using a discount rate reflecting the Business' average cost of funds.

     NET ASSETS: The Business participates in the Parent's cash management system. Under the system, all cash generated by the Business is transferred to the Parent and all cash requirements of the Business are funded by the Parent. These transfers of funds are reflected in the net asset balance.

     BROADCAST REVENUE: Revenue is recognized when advertisements or network programming are broadcast.

     INCOME TAXES: The Business represents a business unit of Lee Enterprises, Incorporated and as such does not file separate income tax returns. The provision for income taxes of the Business has been calculated as if the Business was a stand-alone corporation filing separate tax returns.

     The Business accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Cumulative deferred taxes have been settled through net assets.

     FINANCIAL INSTRUMENTS: The Business has reviewed the following financial instruments and has determined that their fair values approximated their carrying values as of September 30, 1998, 1999, and 2000: cash, receivables, accounts payable, accrued expenses, and program rights.

NOTE 2. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Land and improvements.......................................  $  3,655   $  3,573
Buildings and improvements..................................    17,814     18,186
Equipment...................................................    82,760     88,398
Other, primarily deposits...................................     1,667         --
                                                              --------   --------
                                                               105,896    110,157
Less accumulated depreciation...............................    75,462     80,683
                                                              --------   --------
                                                              $ 30,434   $ 29,474
                                                              ========   ========

NOTE 3. INTANGIBLE ASSETS

     A summary of intangible assets is as follows:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Customer lists, broadcasting licenses, and agreements.......  $ 91,020   $ 91,020
Goodwill....................................................    79,333     76,866
Other.......................................................     4,200      4,200
                                                              --------   --------
                                                               174,553    172,086
Less accumulated amortization...............................    51,077     54,932
                                                              --------   --------
                                                              $123,476   $117,154
                                                              ========   ========

                LEE ENTERPRISES CERTAIN BROADCASTING OPERATIONS
(ALBUQUERQUE, NM; CHARLESTON-HUNTINGTON, WV; HONOLULU, HI; OMAHA, NE; PORTLAND,
                                      OR;
                      TOPEKA, KS; TUCSON, AZ; WICHITA, KS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. RETIREMENT PLAN

     The Parent maintains a qualified defined contribution retirement plan
(Plan) that covers all full-time employees of the Business who have satisfied minimum age and service requirements. Total contributions to the plan for the years ended September 30, 1998, 1999, and 2000 were approximately $2,181, $2,191, and $2,236, respectively.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

     The Business has entered into agreements to acquire broadcast rights for certain syndicated programs of approximately $18,400 as of September 30, 2000.

NOTE 6.  SUBSEQUENT EVENT

     On October 1, 2000, Lee Enterprises, Incorporated sold the Business to Emmis Communications Corporation for approximately $565,000, net of selling expenses.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Emmis Communications Corp.:

We have audited the accompanying balance sheet of Sinclair Broadcast Group, Inc. -- St. Louis Radio Group (the Group) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sinclair Broadcast Group, Inc. -- St. Louis Radio Group as of December 31, 1999, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                        /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland
August 23, 2000

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)
  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS COMBINED BALANCE SHEET.

ASSETS
CURRENT ASSETS:
  Cash......................................................    $    230
  Accounts receivable, net of allowance for doubtful
     accounts of $245.......................................       4,890
  Deferred barter costs.....................................         225
                                                                --------
Total current assets........................................       5,345
FIXED ASSETS, net...........................................       5,228
INTANGIBLES ASSETS, net.....................................     102,498
                                                                --------
Total assets................................................    $113,071
                                                                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $     91
  Accrued liabilities.......................................       1,243
  Deferred barter revenue...................................         390
                                                                --------
Total current liabilities...................................       1,724
LONG-TERM LIABILITIES:
  Due to parent.............................................     100,759
  Deferred tax liabilities..................................       2,070
  Other long-term liabilities...............................       1,025
                                                                --------
Total liabilities...........................................     105,578
                                                                --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Contributed capital.......................................       7,000
  Retained earnings.........................................         493
                                                                --------
Total stockholders' equity..................................       7,493
                                                                --------
Total liabilities and stockholders' equity..................    $113,071
                                                                ========

  The accompanying notes are an integral part of this combined balance sheet.

                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

REVENUES:
  Station broadcast revenues, net of agency commissions of
     $3,258.................................................    $25,193
  Revenues realized from station barter arrangements........        847
                                                                -------
Total revenues..............................................     26,040
                                                                -------
OPERATING EXPENSES:
  Program and production....................................      6,832
  Selling, general and administrative.......................      7,719
  Corporate expenses........................................        755
  Depreciation and amortization.............................      4,226
                                                                -------
Total operating expenses....................................     19,532
                                                                -------
Broadcast operating income..................................      6,508
                                                                -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (6,173)
  Other income..............................................          1
                                                                -------
                                                                 (6,172)
                                                                -------
INCOME BEFORE PROVISION FOR INCOME TAXES....................        336
INCOME TAX PROVISION........................................        186
                                                                -------
Net income..................................................    $   150
                                                                =======

    The accompanying notes are an integral part of this combined statement.

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                              TOTAL
                                                              CONTRIBUTED    RETAINED     STOCKHOLDERS'
                                                                CAPITAL      EARNINGS        EQUITY
                                                              -----------    --------     -------------
BALANCE, December 31, 1998................................      $7,000         $343          $7,343
  Net income..............................................          --          150             150
                                                                ------         ----          ------
BALANCE, December 31, 1999................................      $7,000         $493          $7,493
                                                                ======         ====          ======

    The accompanying notes are an integral part of this combined statement.

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   150
  Adjustments to reconcile net income to net cash flows from operating activities--
  Depreciation and amortization.............................      4,226
  Changes in assets and liabilities, net of effects of
     acquisitions and dispositions-
     Increase in accounts receivable, net...................       (639)
     Decrease in prepaid expenses...........................         49
     Increase in accounts payable and accrued liabilities...         60
     Deferred tax provision.................................        959
     Net effect of changes in deferred barter revenues and
      deferred barter costs.................................        137
     Decrease in other long-term liabilities................       (319)
                                                                -------
Net cash flows from operating activities....................      4,623
                                                                -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................       (341)
                                                                -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in due to parent...............................     (4,241)
                                                                -------
NET INCREASE IN CASH........................................         41
CASH, beginning of period...................................        189
                                                                -------
CASH, end of period.........................................    $   230
                                                                =======
SUPPLEMENTAL INFORMATION:
  Increase in parent company indebtedness related to
     acquisitions...........................................    $14,602
                                                                =======

    The accompanying notes are an integral part of this combined statement.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1999

1. BASIS OF PRESENTATION:

     The St. Louis Radio Group of Sinclair Broadcast Group, Inc. (the "Company") was formed through acquisition. Sinclair Broadcast Group, Inc. ("SBG") entered into the radio business in May 1996 when it acquired radio stations from River City Broadcasting LLP ("River City"). As a result of the subsequent Heritage Media Services, Inc. (Heritage) acquisition and the acquisition of KXOK from WPNT, Inc., the Company now is comprised of radio stations KPNT, KXOK, KIHT, WVRV, WIL, and WRTH, serving the St. Louis market. These acquisitions have been recorded under the purchase method of accounting.

     These combined financial statements have been prepared from SBG's historical accounting records and present the operations of the St. Louis Radio Group as if the Company had been a separate entity for all periods presented. During these periods, SBG provided various services to the Company (see Note 6). Furthermore, acquisitions consummated by SBG have been presented as if they were made by the Company and the consideration to effect these acquisitions was both loaned and contributed by SBG. All significant intercompany transactions and account balances between the six St. Louis stations have been eliminated in consolidation.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in stockholder's equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to intangible assets, allowances for doubtful accounts, income taxes and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates.

CONCENTRATION OF CREDIT RISK

     The Company's revenues and accounts receivable relate primarily to the sale of advertising within the radio stations' broadcast areas. Credit is extended based on an evaluation of the customers' financial condition; and generally, collateral is not required, credit losses are provided for in the financial statements and consistently have been within management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments is determined by the Company using the best available market information and appropriate valuation methodologies. However, considerable judgment is necessary in interpreting market data to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

     Most of the Company's financial instruments, including cash, accounts receivable and payable and accruals are short-term in nature. Accordingly, the carrying amount of the Company's financial instruments approximates fair value. The carrying amount of long-term debt approximates fair value.

LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company evaluates the recoverability of its long-lived assets which include broadcasting licenses, other intangibles and other assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If indications are that the carrying amount of the asset may not be recoverable, the Company will estimate the future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss. The impairment loss recognized is measured as the amount of which the carrying amount of the asset exceeds its fair value.

BARTER ARRANGEMENTS

     The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenue. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenue is recognized as the related advertising is aired.

ACQUIRED INTANGIBLE BROADCASTING ASSETS

     Acquired intangible broadcasting assets are being amortized on a straight-line basis over periods of 15 to 40 years. These amounts result from the acquisition of radio station broadcasting assets. If indications are that the carrying amount of one of these assets may not be recoverable, the Company will estimate the future cash flows expected to result from use of the asset. Management believes that the carrying amounts of the Company's tangible and intangible assets have not been impaired.

     Intangible broadcasting assets, at cost, as of December 31, 1999 consist of the following (in thousands):

                                           AMORTIZATION
                                              PERIOD
                                           ------------
Goodwill...............................      40 years      $ 43,721
Decaying advertiser base...............      15 years         4,124
FCC licenses...........................      25 years        61,819
Network affiliations...................      25 years           122
Other..................................      15 years           196
                                                           --------
                                                            109,982
Less: Accumulated amortization.........                      (7,484)
                                                           --------
                                                           $102,498
                                                           ========

ACCRUED LIABILITIES

     As of December 31, 1999, accrued liabilities are $1.2 million. This balance contains $0.6 million of compensation -- related liabilities, $0.5 million of additional liabilities assumed in acquisitions and $0.1 million of other accrued liabilities.

REVENUE RECOGNITION

     Broadcasting revenues are derived principally from the sale of radio advertising spots to local, regional and national advertisers. Advertising revenue is recognized in the period during which the program time and spot announcements are broadcast.

3. ACQUISITIONS

KXOK-FM ACQUISITION

     In August, 1999, SBG completed the purchase of KXOK-FM in St. Louis, Missouri from WPNT, Inc. Sinclair's total consideration for KXOK was $15.8 million, including assumed liabilities. The acquisition was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and acquired intangible broadcast assets for $0.6 million and $15.2 million, respectively, based on an appraisal.

4. PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the following estimated useful lives.

Buildings and improvements.........................    10-35 years
Station equipment..................................     5-10 years
Office furniture and equipment.....................     5-10 years
Leasehold improvements.............................    10-31 years
Automotive equipment...............................      3-5 years

     Property and equipment consists of the following as of December 31, 1999 (in thousands):

Land and improvements.................................    $   258
Buildings and improvements............................        574
Station equipment.....................................      5,217
Office furniture and equipment........................        387
Leasehold improvements................................        131
Automotive equipment..................................        186
                                                          -------
                                                            6,753
Less: Accumulated depreciation and amortization.......     (1,525)
                                                          -------
                                                          $ 5,228
                                                          =======

5. PARENT COMPANY INDEBTEDNESS:

     In connection with the acquisition discussed in Note 3 and the Heritage acquisition, SBG made loans to the Company. The Company has been charged interest on these loans at a rate of interest equal to SBG's annual weighted average borrowing rate on its outstanding indebtedness. The weighted average interest rates on parent company indebtedness for the year ended December 31, 1999 was 6.7%.

     Substantially all of the Company's assets have been pledged as security for SBG's notes payable and commercial bank financing. Additionally, the operations of the Company have been utilized to service the debt principal and interest payments of SBG.

6. RELATED PARTY TRANSACTIONS:

     The Company has utilized various services provided by SBG or its subsidiaries. These services included, among others, certain investor relations, executive, human resources, legal, investment, finance, real estate, information management, internal audit, tax preparation and treasury. The costs of such services have been allocated according to established methodologies and are determined on an annual basis by SBG. Such methodologies depend on the specific service provided and include allocating costs that directly relate to the Company or allocating costs that represent a pro rata portion of the total costs for the services provided. Management of the Company believes these allocations to be a fair and reasonable share of such costs. For the year ended December 31, 1999, allocated expenses of approximately $755,000 were included in the consolidated statements of operations of the Company. Substantially all costs relating to direct intercompany services have been reflected in the accompanying combined financial statements.

     The Company's radio stations and SBG's television stations have historically provided broadcast time to each other. The revenues or costs associated with these intercompany transactions were not significant in the periods presented.

     The Company and SBG have entered into joint advertising arrangements. Revenues are distributed to the parties providing the services based upon the contract terms. The revenues associated with such sales were not significant in the periods presented.

7. INCOME TAXES:

     Income taxes are provided by using the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized based on differences between book and tax basis of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable for the year as determined by applying the provisions of enacted tax laws to taxable income for that year and the net changes during the year in the Company's deferred tax assets and liabilities other than changes arising from acquisitions and dispositions.

     SBG files a consolidated federal tax return and separate state tax returns for each of its subsidiaries. It is SBG's policy to reimburse the Company for its federal net operating losses when generated through intercompany charges. The Company is responsible for its current state tax liabilities. The accompanying financial statements have been prepared in accordance with the separate return method of SFAS 109, whereby the allocation of federal tax provision due to the parent is based on what the subsidiary's current and deferred federal tax provision would have been had the subsidiary filed a federal income tax return outside its consolidated group. Given that SBG is required to reimburse the Company for its federal net operating losses when generated, the value of the tax effected federal net operating losses is recorded as an intercompany charge and included as a reduction of the due to parent amount in the accompanying balance sheets.

     The provision for income taxes consists of the following:

Provision for income taxes..............................    $186
Current:
  Federal...............................................      --
  State.................................................      --
                                                            ----
                                                              --
                                                            ----
Deferred:
  Federal...............................................     166
  State.................................................      20
                                                            ----
                                                             186
                                                            ----
                                                            $186
                                                            ====

     The following is a reconciliation of federal income taxes at the applicable statutory rate to the recorded provision (in thousands):

Statutory federal income taxes..........................    $118
Adjustments--
  State income and franchise taxes, net of federal
     effect.............................................      14
  Nondeductible expense items...........................      54
                                                            ----
Provision for income taxes..............................    $186
                                                            ====

     Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The Company has a net deferred tax liability of $2.1 million as of December 31, 1999. The realization of deferred tax assets is contingent upon the Company's ability to generate sufficient future taxable income. Management believes that deferred assets will be realized through future operating results.

     Total deferred tax assets and deferred tax liabilities as of December 31, 1999 including the effects of the source of differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities and the tax effect of each are as follows (in thousands):

Deferred tax assets:
  Accruals and reserves................................    $  153
  State net operating losses...........................       269
  Other................................................        42
                                                           ------
                                                           $  464
                                                           ======
Deferred tax liabilities:
  FCC license..........................................    $1,354
  Fixed assets and intangibles.........................     1,180
                                                           ------
                                                           $2,534
                                                           ======

8. EMPLOYEE BENEFITS:

     Employees of the Company participate in the Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the "SBG Plan") which covers eligible employees of the Company. Contributions made to the SBG Plan include an employee elected salary reduction amount, company matching contributions and a discretionary amount determined each year by SBG's Board of Directors. During December 1997, SBG registered 800,000 shares of its Class "A" Common Stock with the Securities and Exchange Commission (the "Commission") to be issued as a matching contribution for the 1997 plan year and subsequent plan years. The Company's 401(k) expense for the year ended December 31, 1999 was $68,000.

9. COMMITMENTS AND CONTINGENCIES:

LITIGATION

     The Company is involved in certain litigation matters arising in the normal course of business. In the opinion of management, these matters are not significant and will not have a material adverse effect on the Company's financial position.

OPERATING LEASES

     The Company leases certain property and equipment under noncancellable operating lease agreements. Future minimum lease payments under noncancellable operating leases beginning January 1, 2000, are as follows (in thousands):

2000...................................................    $  853
2001...................................................       782
2002...................................................       782
2003...................................................       774
2004...................................................       367
2005 and thereafter....................................       274
                                                           ------
                                                           $3,832
                                                           ======

10. SUBSEQUENT EVENT:

SALE OF THE ST. LOUIS RADIO GROUP

     In connection with the acquisition of River City, SBG entered into a five year agreement (the "Baker Agreement") with Barry Baker (the Chief Executive Officer of River City) pursuant to which Mr. Baker served as a consultant to SBG until terminating such services effective March 8, 1999 (the "Termination Date"). As of February 8, 1999, the conditions to Mr. Baker becoming an officer of SBG had not been satisfied, and on that date Mr. Baker and SBG entered into a termination agreement, effective on March 8, 1999. Mr. Baker had certain rights as a consequence of the termination of the Baker Agreement. These rights included Mr. Baker's rights to purchase, at fair market value, the radio stations owned by SBG serving the St. Louis, Missouri market.

     In June, 1999, SBG received a letter from Mr. Baker in which Mr. Baker elected to exercise his option to purchase SBG's radio properties in the St. Louis market for their fair market value. In his letter, Mr. Baker named Emmis Communications Corp. ("Emmis") as his designee to exercise the St. Louis purchase option. Notwithstanding their belief that Emmis was not an appropriate designee of Mr. Baker, SBG negotiated with Emmis regarding the potential sale of the St. Louis properties. Following unsuccessful negotiations, however, on January 18, 2000, SBG filed suit in the Circuit Court of Baltimore County, Maryland against Mr. Baker and Emmis claiming, alternatively, that Mr. Baker's designation of Emmis was invalid, that the St. Louis purchase option was void for vagueness and/or that Emmis breached a duty that it owed to SBG by refusing to negotiate the acquisition agreement in good faith. In the lawsuit, SBG requested that the court grant declaratory relief and/or monetary damages.

     On March 17, 2000, Emmis and Mr. Baker filed a joint answer and counterclaim generally denying the allegations made by SBG in its lawsuit and claiming that SBG had acted in bad faith in failing to fulfill its contractual obligations, had mismanaged the St. Louis properties and had interfered with the contract between Mr. Baker and Emmis in which Mr. Baker agreed to designate Emmis to buy the properties. The counterclaim sought compensatory and punitive damages, the appointment of a special receiver to manage the St. Louis properties and a declaratory judgment requiring Sinclair to complete the sale of those properties to Emmis.

     On June 21, 2000, SBG entered into an agreement to sell the assets of the six stations comprising the St. Louis Radio Group to Emmis for $220.0 million in cash (the "St. Louis Sale"). The agreement also included the settlement of the outstanding lawsuit between SBG and Emmis. This acquisition is awaiting approval by the Federal Communications Commission and Department of Justice. In connection with the signing of the purchase agreement, Emmis made an escrow payment of $22.0 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Emmis Communications Corp.:

     We have reviewed the accompanying condensed combined balance sheet of Sinclair Broadcast Group, Inc. -- St. Louis Radio Group (the Company or the Group) as of September 30, 2000, and the related condensed combined statements of operations and cash flows for the nine-month periods ending September 30, 2000 and 1999. These financial statements are the responsibility of the Group's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

     We have previously audited, in accordance with auditing standards generally accepted in the United States, the combined balance sheet of Sinclair Broadcast Group, Inc. -- St. Louis Radio Group as of December 31, 1999, and in our report dated August 23, 2000, we expressed our unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed combined balance sheet as of December 31, 1999, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

Baltimore, Maryland
March 12, 2001

            SINCLAIR BROADCAST GROUP, INC. -- ST. LOUIS RADIO GROUP

                            COMBINED BALANCE SHEETS
                 AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                (NOTE 1)      (UNAUDITED)
                                          ASSETS

CURRENT ASSETS:
  Cash......................................................    $    230       $    253
  Accounts receivable, net of allowance for doubtful
     accounts of $245 and $242, respectively................       4,890          5,353
  Deferred barter costs.....................................         225            243
                                                                --------       --------
          Total current assets..............................       5,345          5,849
Fixed assets, net...........................................       5,228          4,740
Intangible assets, net......................................     102,498         99,587
                                                                --------       --------
          Total assets......................................    $113,071       $110,176
                                                                ========       ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................    $     91       $    137
  Accrued liabilities.......................................       1,243          1,080
  Deferred tax liabilities..................................          --             --
  Deferred barter revenue...................................         390            368
                                                                --------       --------
          Total current liabilities.........................       1,724          1,585
Long-term liabilities:
  Due to parent.............................................     100,759         96,429
  Deferred tax liabilities..................................       2,070          2,795
  Other long-term liabilities...............................       1,025            802
                                                                --------       --------
          Total liabilities.................................     105,578        101,611
                                                                --------       --------
Commitments and contingencies
Stockholders' equity:
  Contributed capital.......................................       7,000          7,000
  Retained earnings.........................................         493          1,565
                                                                --------       --------
          TOTAL STOCKHOLDERS' EQUITY........................       7,493          8,565
                                                                --------       --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........    $113,071       $110,176
                                                                ========       ========

 The accompanying notes are an integral part of these combined balance sheets.

            SINCLAIR BROADCAST GROUP, INC. -- ST. LOUIS RADIO GROUP

                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
                                                                 (UNAUDITED)
REVENUES:
  Station broadcast revenues, net of agency commissions of
     $2,594 and $2,852, respectively........................  $18,865   $20,173
  Revenues realized from station barter arrangements........      457       895
                                                              -------   -------
          Total revenues....................................   19,322    21,068
                                                              -------   -------
OPERATING EXPENSES:
  Program and production....................................    5,090     5,243
  Selling, general and administrative.......................    5,854     5,466
  Corporate expenses........................................      599       426
  Depreciation and amortization.............................    3,103     3,438
                                                              -------   -------
          Total operating expenses..........................   14,646    14,573
                                                              -------   -------
Broadcast operating income..................................    4,676     6,495
                                                              -------   -------
OTHER EXPENSES:
  Interest expense..........................................   (4,705)   (4,674)
  Other expense.............................................      (23)      (25)
                                                              -------   -------
          Total other expenses..............................   (4,728)   (4,699)
                                                              -------   -------
(Loss) income before benefit (provision) for income taxes...      (52)    1,796
Income tax benefit (provision)..............................       27      (724)
                                                              -------   -------
NET (LOSS) INCOME...........................................  $   (25)  $ 1,072
                                                              =======   =======

 The accompanying notes are an integral part of these combined balance sheets.

            SINCLAIR BROADCAST GROUP, INC. -- ST. LOUIS RADIO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1999      2000
                                                              --------   -------
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $    (25)  $ 1,072
  Adjustments to reconcile net (loss) income to net cash
     flows from operating activities --
  Depreciation and amortization of property and equipment...     3,103     3,438
  Changes in assets and liabilities, net of effects of
     acquisitions and dispositions:
     Increase in accounts receivables, net..................    (1,205)     (463)
     Decrease in prepaid expenses and other current
      assets................................................         4        --
     Decrease in other long-term assets.....................     1,199        --
     Increase (decrease) in accounts payable and accrued
      liabilities...........................................       259      (117)
     (Decrease) increase in deferred tax liabilities........       (26)      725
     Net effect of changes in deferred barter revenues and
      deferred barter costs.................................        96       (40)
     Increase (decrease) in other long-term liabilities.....        92      (223)
                                                              --------   -------
          Net cash flows from operating activities..........     3,497     4,392
                                                              --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................      (913)      (39)
  Acquisition of intangibles................................   (15,179)       --
                                                              --------   -------
          Net cash flows from investing activities..........   (16,092)      (39)
                                                              --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in due to parent...............................    12,731    (4,330)
                                                              --------   -------
NET (DECREASE) INCREASE IN CASH.............................       136        23
CASH, BEGINNING OF PERIOD...................................       189       230
                                                              --------   -------
CASH, END OF PERIOD.........................................  $    325   $   253
                                                              ========   =======

 The accompanying notes are an integral part of these combined balance sheets.

            SINCLAIR BROADCAST GROUP, INC. -- ST. LOUIS RADIO GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION:

     The Sinclair Broadcast Group, Inc. -- St. Louis Radio Group (the Company or the Group) was formed through acquisition. Sinclair Broadcast Group, Inc.
(SBG) entered into the radio business in May 1996 when it acquired radio stations from River City Broadcasting LLP (River City). As a result of the subsequent Heritage Media Services, Inc. (Heritage) acquisition and the acquisition of KXOK from WPNT, Inc., the Company now is comprised of radio stations KPNT, KXOK, KIHT, WVRV, WIL, and WRTH, serving the St. Louis market. These acquisitions have been recorded under the purchase method of accounting.

     These condensed combined financial statements have been prepared from SBG's historical accounting records and present the operations of the St. Louis Radio Group as if the Company had been a separate entity for all periods presented. During these periods, SBG provided various services to the Company (see Note 2). Furthermore, acquisitions consummated by SBG have been presented as if they were made by the Company and the consideration to effect these acquisitions was both loaned and contributed by SBG. All significant intercompany transactions and account balances between the six St. Louis stations and related licensee company have been eliminated in consolidation.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Interim financial statements

     The condensed combined financial statements for the nine months ended September 30, 1999 and 2000, are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

     As permitted under the applicable rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations; however, the Company believes that the disclosures are adequate to make the information presented not misleading. The condensed combined financial statements included herein should be read in conjunction with the combined financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1999.

2. RELATED PARTY TRANSACTIONS

     The Company has utilized various services provided by SBG or its subsidiaries. These services included, among others, certain investor relations, executive, human resources, legal, investment, finance, real estate, information management, internal audit, tax preparation and treasury. The costs of such services have been allocated according to established methodologies and are determined on an annual basis by SBG. Such methodologies depend on the specific service provided and include allocating costs that directly relate to the Company or allocating costs that represent a pro rata portion of the total costs for the services provided. Management of the Company believes these allocations to be a fair and reasonable share of such costs. For the nine months ended September 30, 1999 and 2000, allocated expenses of approximately $599,000 (unaudited) and $426,000 (unaudited), respectively, were included in the combined statements of operations of the Company. Substantially all costs relating to direct intercompany services have been reflected in the accompanying combined financial statements.

            SINCLAIR BROADCAST GROUP, INC. -- ST. LOUIS RADIO GROUP

     The Company's share of SBG's annual current and deferred federal tax provision is recorded through the due to Parent account. State taxes are paid and accrued directly to the state taxing authorities. Interim income tax allocations are recorded as deferred tax liabilities until the annual tax liabilities are determined.

     The Company's radio stations and SBG's television stations have historically provided broadcast time to each other. The revenues or costs associated with these intercompany transactions were not significant in the periods presented.

     The Company and SBG have entered into joint advertising arrangements. Revenues are distributed to the parties providing the services based upon the contract terms. The revenues associated with such sales were not significant in the periods presented.

3. SIGNIFICANT EVENTS

  Sale of the St. Louis Radio Group

     On June 21, 2000, SBG entered into an agreement with Emmis Communications Corp. (Emmis) to sell the assets of the radio stations WIL-FM, WRTH-AM, WVRV-FM, KPNT-FM, KXOK-FM and KIHT-FM in St. Louis, Missouri for a cash purchase price of $220 million. The agreement also included the settlement of outstanding lawsuits by and between SBG and Emmis. In October 2000, SBG completed the sale of its St. Louis radio properties to Emmis for $220 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        EMMIS COMMUNICATIONS CORPORATION

                      EXCHANGE OFFER FOR ITS $370,000,000
                     AGGREGATE PRINCIPAL AMOUNT AT MATURITY
                     12 1/2% SENIOR DISCOUNT NOTES DUE 2011

                     -------------------------------------
                                   Prospectus


                                            , 2001

                     -------------------------------------

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Emmis Communications Corporation since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

     Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Emmis Communications Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Emmis' Second Amended and Restated Articles of Incorporation expressly require such indemnification.

     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either
(A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

     Emmis' Second Amended and Restated Articles of Incorporation generally provide that any director or officer of Emmis or any person who is serving at the request of Emmis as a director, officer, employee or agent of another entity shall be indemnified and held harmless by Emmis to the fullest extent authorized by the IBCL. The Second Amended and Restated Articles of Incorporation also provide such persons with certain rights to be paid by Emmis the expenses incurred in defending proceedings in advance of their final disposition and authorize Emmis to maintain insurance to protect itself and any director, officer, employee or agent of Emmis or any person who is or was serving at the request of Emmis as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not Emmis would have the power to indemnify such person against such expense, liability or loss under the Second Amended and Restated Articles of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT                           DESCRIPTION
-------                           -----------
3.1       Second Amended and Restated Articles of Incorporation of
          Emmis Communications Corporation, incorporated by reference from Exhibit 3.1 to Emmis' Form 10-K/A for the year ended
          February 29, 2000.
3.2       Amended and Restated Bylaws of Emmis Communications
          Corporation, incorporated by reference from Exhibit 3.2 to
          Emmis' Form 10-K/A for the year ended February 29, 2000.
4.1*      Indenture, dated as of March 27, 2001, between Emmis Escrow
          Corporation and The Bank of Nova Scotia Trust Company of New
          York, as trustee, including as an exhibit thereto the form of note.
4.2*      Registration Rights Agreement, dated as of March 27, 2001, by and among Emmis Escrow Corporation and Credit Suisse
          First Boston Corporation, Goldman, Sachs & Co., Deutsche
          Banc Alex. Brown Inc., Banc of America Securities LLC, CIBC
          World Markets Corp. and First Union Securities, Inc.

EXHIBIT                           DESCRIPTION
-------                           -----------
 4.3**    Form of the Supplemental Indenture by and among Emmis
          Communications Corporation, Emmis Escrow Corporation and The
          Bank of Nova Scotia Trust Company of New York, as trustee.
 5.1**    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
          regarding the legality of the securities being registered.
 5.2**    Opinion of Bose McKinney & Evans LLP regarding the legality of the securities being registered.
 8.1**    Tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
10.1**    Form of the Supplemental Indenture by and among Emmis
          Communications Corporation, Emmis Operating Company and The
          Bank of New York, as trustee.
10.2**    Agreement of Merger, dated as of March 27, 2001, by and
          among Emmis Communications Corporation, Emmis Escrow
          Corporation and Emmis Escrow Holding Corporation.
12.1*     Statement regarding the ratio of earnings to fixed charges.
23.1**    Consent of Paul, Weiss, Rifkind, Wharton & Garrison,
          included in Exhibit 5.1 and Exhibit 8.1.
23.2**    Consent of Bose McKinney & Evans LLP, included in Exhibit
          5.2.
23.3**    Consent of Arthur Andersen LLP, Indianapolis, Indiana.
23.4**    Consent of Arthur Andersen LLP, Baltimore, Maryland.
23.5**    Consent of Deloitte & Touche LLP.
23.6**    Consent of McGladrey & Pullen, LLP.
24.1*     Power of Attorney, included on the signature page of the
          registration statement.
25.1**    Statement regarding the eligibility of The Bank of Nova
          Scotia Trust Company of New York, as trustee.
99.1**    Form of Letter of Transmittal.
99.2**    Form of Notice of Guaranteed Delivery.


-------------------------

*  Previously filed.


** Filed herewith.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on June 21, 2001.

                                          EMMIS COMMUNICATIONS CORPORATION

                                          By:     /s/ WALTER Z. BERGER
                                            ------------------------------------
                                              Name: Walter Z. Berger
                                              Title:  Executive Vice President,
                                                      Treasurer and
                                                      Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURES                                    TITLE                        DATE
                ----------                                    -----                        ----
                    *
------------------------------------------
            Jeffrey H. Smulyan              Chairman of the Board, President and       June 21, 2001
                                            Chief Executive Officer (Principal
                                            Executive Officer)

           /s/ WALTER Z. BERGER
------------------------------------------
             Walter Z. Berger               Executive Vice President, Treasurer and    June 21, 2001
                                            Chief Financial Officer (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)

                    *
------------------------------------------
              Susan B. Bayh                 Director                                   June 21, 2001

                    *
------------------------------------------
              Gary L. Kaseff                Director                                   June 21, 2001

                    *
------------------------------------------
           Richard A. Leventhal             Director                                   June 21, 2001

                    *
------------------------------------------
            Greg A. Nathanson               Director                                   June 21, 2001

                    *
------------------------------------------
              Doyle L. Rose                 Director                                   June 21, 2001

                    *
------------------------------------------
              Frank V. Sica                 Director                                   June 21, 2001

                    *
------------------------------------------
            Lawrence B. Sorrel              Director                                   June 21, 2001

        *By: /s/ J. SCOTT ENRIGHT
   ------------------------------------
          Name: J. Scott Enright
         Title: Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                           DESCRIPTION
-------                           -----------
 3.1      Second Amended and Restated Articles of Incorporation of
          Emmis Communications Corporation, incorporated by reference from Exhibit 3.1 to Emmis' Form 10-K/A for the year ended
          February 29, 2000.
 3.2      Amended and Restated Bylaws of Emmis Communications
          Corporation, incorporated by reference from Exhibit 3.2 to
          Emmis' Form 10-K/A for the year ended February 29, 2000.
 4.1*     Indenture, dated as of March 27, 2001, between Emmis Escrow
          Corporation and The Bank of Nova Scotia Trust Company of New
          York, as trustee, including as an exhibit thereto the form of note.
 4.2*     Registration Rights Agreement dated as of March 27, 2001, by and among Emmis Escrow Corporation and Credit Suisse First
          Boston Corporation, Goldman, Sachs & Co., Deutsche Banc
          Alex. Brown Inc., Banc of America Securities LLC, CIBC World
          Markets Corp. and First Union Securities, Inc.
 4.3**    Form of the Supplemental Indenture by and among Emmis
          Communications Corporation, Emmis Escrow Corporation and The
          Bank of Nova Scotia Trust Company of New York, as trustee.
 5.1**    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
          regarding the legality of the securities being registered.
 5.2**    Opinion of Bose McKinney & Evans LLP regarding the legality of the securities being registered.
 8.1**    Tax opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
10.1**    Form of the Supplemental Indenture by and among Emmis
          Communications Corporation, Emmis Operating Company and The
          Bank of New York, as trustee.
10.2**    Agreement of Merger, dated as of March 27, 2001, by and
          among Emmis Communications Corporation, Emmis Escrow
          Corporation and Emmis Escrow Holding Corporation.
12.1*     Statement regarding the ratio of earnings to fixed charges.
23.1**    Consent of Paul, Weiss, Rifkind, Wharton & Garrison,
          included in Exhibit 5.1 and Exhibit 8.1.
23.2**    Consent of Bose McKinney & Evans LLP, included in Exhibit
          5.2.
23.3**    Consent of Arthur Andersen LLP, Indianapolis, Indiana.
23.4**    Consent of Arthur Andersen LLP, Baltimore, Maryland.
23.5**    Consent of Deloitte & Touche LLP.
23.6**    Consent of McGladrey & Pullen, LLP.
24.1*     Power of Attorney, included on the signature page of the
          registration statement.
25.1**    Statement regarding the eligibility of The Bank of Nova
          Scotia Trust Company of New York, as trustee.
99.1**    Form of Letter of Transmittal.
99.2**    Form of Notice of Guaranteed Delivery.


-------------------------

*  Previously filed.


** Filed herewith.